Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

ABBOTT LABORATORIES

AND

ABBVIE INC.

DATED AS OF NOVEMBER 28, 2012

i

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		Page

Section 9.10.	Headings	66
Section 9.11.	Survival of Covenants	66
Section 9.12.	Subsidiaries	66
Section 9.13.	Waivers of Default	66
Section 9.14.	Amendments	66
Section 9.15.	Interpretation	66
Section 9.16.	Public Announcements	67
Section 9.17.	Specific Performance	67
Section 9.18.	Mutual Drafting	67

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.01(a)	Specified Abbott Information
Schedule 1.01(b)	AbbVie Real Property
Schedule 1.01(c)	AbbVie Other Assets
Schedule 1.01(d)	Excluded Research and Development Projects
Schedule 1.01(e)	Excluded Discontinued Facilities Locations
Schedule 1.01(f)	Excluded Discontinued Products
Schedule 1.01(g)	AbbVie Former Businesses
Schedule 1.01(h)	AbbVie Patents and Trademarks
Schedule 1.01(i)	Exceptions to AbbVie Proceedings
Schedule 1.01(j)	AbbVie Liabilities
Schedule 1.01(k)	Depakote Proceedings
Schedule 1.01(l)	Exclusive AbbVie Products
Schedule 1.01(m)	Excluded Mixed Contracts
Schedule 1.01(n)	Special Products
Schedule 1.01(o)	Transferred Entities
Schedule 2.03(a)	Specified Jurisdictions
Schedule 2.03(c)	Arrangements for Certain Deferred AbbVie Local Businesses
Schedule 2.09(b)(ii)	Intercompany Agreements
Schedule 2.10(c)	AbbVie Accounts
Schedule 4.05(b)	Specified Proceedings
Schedule 5.01	Right to Use Regulatory Information
Schedule 5.08(a)(i)	Abbott Non-Exclusive Licensed Patents
Schedule 5.08(a)(ii)	Abbott Exclusive Licensed Patents
Schedule 5.08(a)(iii)	Abbott Co-Exclusive Licensed Patents
Schedule 5.08(a)(iv)	AbbVie Non-Exclusive Licensed Patents
Schedule 5.08(a)(v)	AbbVie Co-Exclusive Licensed Patents
Schedule 6.03	Stored Records
Schedule 6.06	Production of Witnesses; Records; Cooperation
Schedule 7.01	Alternative Dispute Resolution Procedures
Schedule 9.16	Public Announcements

Exhibits

Exhibit A	Form of Amended and Restated Bylaws of AbbVie
Exhibit B	Form of Amended and Restated Certificate of Incorporation of AbbVie

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of November 28, 2012, is by and between ABBOTT LABORATORIES, an Illinois corporation (“Abbott”), and ABBVIE INC., a Delaware corporation (“AbbVie”).

R E C I T A L S:

WHEREAS, the board of directors of Abbott has determined that it is appropriate and advisable to: (i) separate the AbbVie Business (as defined herein) from the Abbott Business (as defined herein) (the “Separation”); and (ii) following the Separation, make a distribution, on a pro rata basis, to holders of the outstanding common shares, without par value, of Abbott (the “Abbott Common Shares”) on the Record Date (as defined herein) of all of the outstanding shares of common stock, par value $0.01 per share, of AbbVie (the “AbbVie Common Stock”), owned by Abbott (the “Distribution”); and

WHEREAS, each of Abbott and AbbVie has determined that it is necessary and advisable to set forth the principal transactions required to effect the Separation and the Distribution and to describe other agreements that shall govern certain other matters prior to and following the Separation and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined herein), the Parties (as defined herein) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.                          Definitions.  Reference is made to Section 9.15 regarding the interpretation of certain words and phrases used in this Agreement.  In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“Abbott” has the meaning set forth in the Preamble.

“Abbott Accounts” has the meaning set forth in Section 2.10(b).

“Abbott Assets” means all Assets of the Parties or their respective Subsidiaries as of the Effective Time, other than the AbbVie Assets.

“Abbott Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or its Subsidiaries, other than the AbbVie Business.

“Abbott Common Shares” has the meaning set forth in the Recitals.

“Abbott Credit Facility” means the Five Year Credit Agreement, dated as of July 18, 2012, by and among Abbott Laboratories, an Illinois corporation, and JPMorgan Chase Bank, N.A., as administrative agent.

“Abbott Indemnitees” means (i) Abbott and each Abbott Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“Abbott Indemnity Obligations” means all Liabilities to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(i)                                     any Abbott Liability;

(ii)                                  any failure of Abbott or an Abbott Subsidiary or any other Person to pay, perform or otherwise promptly discharge any Abbott Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii)                               the conduct of any business, operation or activity by Abbott or an Abbott Subsidiary from and after the Effective Time (other than the conduct of business, operations, or activities for the benefit of AbbVie pursuant to an Ancillary Agreement);

(iv)                              any breach by Abbott or an Abbott Subsidiary of this Agreement or any Ancillary Agreement; and

(v)                                 any untrue statement or alleged untrue statement of a material fact made explicitly in Abbott’s name in the Registration Statement or the Information Statement as the same may be amended prior to the Effective Time, or any omission or alleged omission to state a material fact necessary to make any such statement made explicitly in Abbott’s name not misleading; it being agreed that the information relating to Abbott and the Abbott Subsidiaries set forth in the Registration Statement and the Information Statement that is described on Schedule 1.01(a) shall be the only information that is made explicitly in Abbott’s name for purposes of this clause (v), and all other information contained in the Registration Statement and the Information Statement shall be deemed to be information supplied by AbbVie.

“Abbott Liabilities” means the Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of Abbott and the Abbott Subsidiaries and, prior to the Effective Time, AbbVie and the AbbVie Subsidiaries, in each case that are not AbbVie Liabilities or AbbVie Indemnity Obligations.

“Abbott Subsidiary” means any Business Entity that is a Subsidiary of Abbott prior to, at or after the Effective Time (other than AbbVie or an AbbVie Subsidiary).

“AbbVie” has the meaning set forth in the Preamble.

“AbbVie Accounts” has the meaning set forth in Section 2.10(b).

“AbbVie Assets” means only the following Assets:

(i)                                     all of the issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any of its Subsidiaries as of the Effective Time or, in the case of a Transferred Entity formed after the Effective Time, as of the date on which such Transferred Entity is transferred from Abbott or an Abbott Subsidiary to AbbVie or an AbbVie Subsidiary;

(ii)                                  the Assets of either Party or any of its Subsidiaries as of the Effective Time included or reflected on the AbbVie Pro Forma Balance Sheet or any notes or subledgers thereto, it being understood that (x) the AbbVie Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of AbbVie Assets pursuant to this subclause (ii); and (y) the amounts set forth on the AbbVie Pro Forma Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of AbbVie Assets pursuant to this subclause (ii);

(iii)                               all other Assets of either Party or any of its Subsidiaries as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets on a pro forma combined balance sheet of AbbVie or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the AbbVie Pro Forma Balance Sheet or any notes or subledgers thereto), it being understood that (x) the AbbVie Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of AbbVie Assets pursuant to this subclause (iii); and (y) the amounts set forth on the AbbVie Pro Forma Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of AbbVie Assets pursuant to this subclause (iii);

(iv)                              the Assets expressly allocated to AbbVie or an AbbVie Subsidiary pursuant to this Agreement or any Ancillary Agreement, including (a) the rights to the Special Products that are allocated to AbbVie or an AbbVie Subsidiary pursuant to the Special Products Master Agreement; and (b) any rights that are allocated to AbbVie or an AbbVie Subsidiary pursuant to any International Transition Period Agreement;

(v)                                 all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to the Exclusive AbbVie Products, including all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to all clinical study data, reports and analyses, product and marketing registrations and applications (which shall include all U.S. Food and Drug Administration and other regulatory drug approvals and licenses related to, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining an approval for, an Exclusive AbbVie Product) to the extent related to the Exclusive AbbVie Products; provided that the AbbVie Assets shall not include any rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time related to Sevoflurane or Isoflurane within the Veterinary Field-of-Use;

(vi)                              all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time under the AbbVie Contracts;

(vii)                           all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to any AbbVie Intellectual Property;

(viii)                        all other rights, interests and claims of either Party or any of their Subsidiaries as of the Effective Time with respect to Information that is exclusively related to the AbbVie Assets, the AbbVie Liabilities, the AbbVie Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to the AbbVie Assets, the AbbVie Liabilities, the AbbVie Business or the Transferred Entities (but is not exclusively related to such matters);

(ix)                              all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to the manufacturing, distribution, warehouse or research and development facilities and other real property listed on Schedule 1.01(b);

(x)                                 the Assets relating to, arising out of or resulting from Proceedings to the extent such Proceedings relate to, arise out of, or result from the AbbVie Business, the other AbbVie Assets, or the AbbVie Liabilities; and

(xi)                              the Assets of either Party or any of its Subsidiaries as of the Effective Time on Schedule 1.01(c).

The Parties agree that all Delayed AbbVie Assets shall be AbbVie Assets for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed AbbVie Assets are assumed by AbbVie or an AbbVie Subsidiary or designee.  The Parties also agree that, if any Transferred Entity holds an Abbott Asset, such Abbott Asset shall nonetheless be treated as an Abbott Asset and the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts for such Abbott Asset to be transferred to Abbott or an Abbott Subsidiary.

“AbbVie Business” means:

(i)                                     Exclusive AbbVie Products. The business, operations and activities conducted at any time prior to the Effective Time by either Party or any of its Subsidiaries relating to, arising out of or resulting from the Exclusive AbbVie Products (including the discovery, research, development, importation, exportation, manufacture, marketing, distribution, promotion and sale of such Exclusive AbbVie Products worldwide); provided that the AbbVie Business shall not include the business, operations and activities relating to, arising out of or resulting from Sevoflurane or Isoflurane within the Veterinary Field-of-Use;

(ii)                                  Special Products.  The business, operations and activities with respect to the Special Products, solely to the extent that the rights to such business, operations and activities are allocated to AbbVie or an AbbVie Subsidiary under the Special Products Master Agreement;

(iii)                               Research and Development. The business, operations and activities conducted at any time prior to the Effective Time by or on behalf of either Party or any of its Subsidiaries of: (a) discovery and research and development projects with respect to pharmaceutical products (except vaccines) for purposes of obtaining a first regulatory approval of a biological or a chemical pharmaceutical product; (b) pharmaceutical discovery and research and development (other than with respect to vaccines) conducted by or on behalf of GPRD; or (c) pharmaceutical manufacturing and supply chain discovery and research and development (other than with respect to vaccines) conducted by or on behalf of GPO, except, in each of cases (a), (b) and (c), for the discovery and research and development projects set forth on Schedule 1.01(d);

(iv)                              Contract Manufacturing.  Subject to Section 5.01, the business, operations and activities conducted at any time prior to the Effective Time by either Party or any of its Subsidiaries of manufacturing for any Third Party products at the manufacturing plants listed on Schedule 1.01(b); and

(v)                                 AbbVie Former Businesses, AbbVie Discontinued Products, AbbVie Discontinued Projects and AbbVie Discontinued Facilities.  The business, operations and activities conducted at any time prior to the Effective Time by either Party or any of its Subsidiaries to the extent such business, operations and activities relate to, arise out of or result from an AbbVie Former Business, an AbbVie Discontinued Product, an AbbVie Discontinued Project or an AbbVie Discontinued Facility.

“AbbVie Cash Distribution” has the meaning set forth in Section 2.08(c).

“AbbVie Common Stock” has the meaning set forth in the Recitals.

“AbbVie Contracts” means the following contracts, agreements, arrangements, commitments or understandings to which either Party or any of its Subsidiaries is a party or by which it or its Assets is bound, whether or not in writing, in each case, prior to the Effective Time, except to the extent otherwise described in Schedule 1.01(c) and Schedule 1.01(j):

(i)                                     any contract, agreement, arrangement, commitment or understanding referenced in the Contract Database as a “PCo Contract” and that portion of any contract, agreement, arrangement, commitment or understanding referenced in the Contract Database as “mixed” that relates to the AbbVie Business;

(ii)                                  any contract, agreement, arrangement, commitment or understanding that was entered into after the time the Contract Database was compiled that is of a nature or type that would have resulted in such contract, agreement, arrangement, commitment or understanding being referenced in the Contract Database as a “PCo Contract” and that portion of any contract, agreement, arrangement, commitment or understanding that was entered into after the time the Contract Database was compiled that relates to the AbbVie Business and is of a nature or type that would have resulted in such contract, agreement, arrangement, commitment or understanding being referenced in the Contract Database as “mixed”;

(iii)                               (A) any contract, agreement, arrangement, commitment or understanding of a Deferred AbbVie Local Business that is not included in the Contract Database and that is of a nature or type that would have resulted in such contract, agreement, arrangement, commitment or understanding being referenced in the Contract Database as a “PCo Contract”  had it been included in the Contract Database; and (B) that portion of any contract, agreement, arrangement, commitment or understanding of a Deferred AbbVie Local Business that is not included in the Contract Database that relates to the AbbVie Business and is of a nature or type that would have resulted in such contract, agreement, arrangement, commitment or understanding being referenced in the Contract Database as “mixed” had it been included in the Contract Database;

(iv)                              any contract, agreement, arrangement, commitment or understanding or portion thereof that is an AbbVie Liability;

(v)                                 any contract, agreement, arrangement, commitment or understanding or portion thereof to the extent related to the AbbVie Business;

(vi)                              any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any employee or consultant of AbbVie or an AbbVie Subsidiary; and

(vii)                           any other contract, agreement, arrangement, commitment or understanding or portion thereof that is otherwise expressly contemplated pursuant to this Agreement or any Ancillary Agreement to be assigned to AbbVie or an AbbVie Subsidiary;

provided, however, that (A) such contracts, agreements, arrangements, commitments or understandings or portions thereof that are contemplated to be retained by Abbott or an Abbott Subsidiary pursuant to any provision of this Agreement or any Ancillary Agreement shall not be AbbVie Contracts; (B) such contracts, agreements, arrangements, commitments or understandings or portions thereof that relate to debt instruments, insurance arrangements, or employee benefit plans or programs shall be AbbVie Contracts only to the extent expressly provided for under the terms of this Agreement or any Ancillary Agreement; and (C) the rights and obligations of Abbott and the Abbott Subsidiaries under this Agreement and the Ancillary Agreements shall not be AbbVie Contracts.

“AbbVie Credit Facility” means the Five Year Credit Agreement, dated as of July 18, 2012, by and among Abbott Laboratories, an Illinois corporation, AbbVie Inc., a Delaware corporation, and Bank of America, N.A., as administrative agent.

“AbbVie Discontinued Facilities” means the closed or divested manufacturing, distribution, warehouse or research and development facilities or other real property operated prior to the Effective Time by either Party or any of its Subsidiaries that were solely or primarily related to the conduct of the pharmaceuticals business, operations and activities other than those set forth on Schedule 1.01(e).

“AbbVie Discontinued Products” means any pharmaceutical product that was, at any time prior to the Effective Time, owned, licensed by or to, sub-licensed by or to, manufactured, marketed, co-branded, co-promoted or otherwise promoted, distributed or sold anywhere in the world by or on behalf of either Party or any of its Subsidiaries, but in each case that, as of immediately prior to the Effective Time, neither Party nor any of their respective Subsidiaries is marketing, co-promoting, promoting, distributing or selling anywhere in the world (except pursuant to an agreement or arrangement with a Third Party who previously acquired any such promotion, distribution, commercialization or sale rights with respect to such product in specified jurisdictions throughout the world), other than those set forth on Schedule 1.01(f).

“AbbVie Discontinued Projects” means any discovery or research and development projects that were conducted at any time prior to the Effective Time by or on behalf of GPRD or GPO and that were terminated, divested or discontinued prior to the Effective Time by either Party or any of its Subsidiaries, other than those set forth on Schedule 1.01(d).

“AbbVie Former Businesses” means (i) the Former Businesses set forth on Schedule 1.01(g); and (ii) any Former Business to the extent associated with, or to the extent engaged in the discovery, research, development, importation, exportation, manufacture, marketing, distribution, promotion or sale of an AbbVie Discontinued Product.

“AbbVie Indemnitees” means (i) AbbVie and each AbbVie Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“AbbVie Indemnity Obligations” means all Liabilities to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(i)                                     any AbbVie Liability;

(ii)                                  any failure of AbbVie or an AbbVie Subsidiary or any other Person to pay, perform or otherwise promptly discharge any AbbVie Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii)                               the conduct of any business, operation or activity by AbbVie or an AbbVie Subsidiary from and after the Effective Time;

(iv)                              any breach by AbbVie or an AbbVie Subsidiary of this Agreement or any Ancillary Agreement; and

(v)                                 any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement (other than the matters described in clause (v) of the definition of Abbott Indemnity Obligations).

“AbbVie Intellectual Property” means (i) the Patents and Trademarks set forth on Schedule 1.01(h); (ii) the Other Intellectual Property owned by, licensed by or to, or sublicensed by or to either Party or any of its Subsidiaries that, as of the Effective Time, is exclusively used or held for use in the AbbVie Business; (iii) the rights to any Patents, Trademarks, and Other Intellectual Property that are allocated to AbbVie or an AbbVie Subsidiary pursuant to the Special Products Master Agreement or any other Ancillary Agreement; and (iv) the non-exclusive right to all Other Intellectual Property that: (x) as of the Effective Time, is used or held for use in the AbbVie Business (but is not used or held for use exclusively in the AbbVie Business); and (y) has not been allocated to AbbVie or an AbbVie Subsidiary as contemplated by clause (iii) of this definition.

“AbbVie Liabilities” means all of the following Liabilities of either Party or any of its Subsidiaries:

(i)                                     all Liabilities included or reflected on the AbbVie Pro Forma Balance Sheet or any notes or subledgers thereto, subject to any discharge of such Liabilities after the date of such AbbVie Pro Forma Balance Sheet, it being understood that (x) the AbbVie Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of AbbVie Liabilities pursuant to this subclause (i); and (y) the amounts set forth on the AbbVie Pro Forma Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of AbbVie Liabilities pursuant to this subclause (i);

(ii)                                  all other Liabilities that are incurred or accrued by either Party or any of its Subsidiaries from the date of the AbbVie Pro Forma Balance Sheet to the Effective Time that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a pro forma combined balance sheet of AbbVie or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes or subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the AbbVie Pro Forma Balance Sheet or any notes or subledgers thereto), it being understood that (x) the AbbVie Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of AbbVie Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the AbbVie Pro Forma Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of AbbVie Liabilities pursuant to this subclause (ii);

(iii)                               all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the AbbVie Business or an AbbVie Asset, except for Liabilities to the extent relating to, arising out of or resulting from any Third Party claim alleging injury resulting from the use of a product (other than a Special Product or an Exclusive AbbVie Product) that was manufactured for Abbott or any Abbott Subsidiary prior to the Effective Time at any of the manufacturing plants listed on Schedule 1.01(b);

(iv)                              all Liabilities for claims made by Third Parties, or the directors, officers, employees, agents of Abbott, AbbVie or their respective Subsidiaries or Affiliates against either Party or any of its Subsidiaries to the extent relating to, arising out of or resulting from the AbbVie Business or the AbbVie Assets;

(v)                                 all Liabilities expressly allocated to AbbVie or an AbbVie Subsidiary pursuant to this Agreement or any Ancillary Agreement, and the obligations of AbbVie or an AbbVie Subsidiary under such agreements, including (a) any Liability related to the Special Products that is allocated to AbbVie or an AbbVie Subsidiary pursuant to the Special Products Master Agreement; and (b) any Liability arising during the International Transition Period that is allocated to AbbVie or an AbbVie Subsidiary pursuant to any International Transition Period Agreement;

(vi)                              all Liabilities relating to, arising out of or resulting from the AbbVie Credit Facility or the Financing Arrangements;

(vii)                           except as set forth on Schedule 1.01(i), the Liabilities relating to, arising out of, or resulting from Proceedings to the extent such Proceedings relate to, arise out of, or result from the AbbVie Business, the AbbVie Assets, or the other AbbVie Liabilities;

(viii)                        all Liabilities relating to, arising out of, or resulting from the Plea Agreement, the CIA or the Depakote Proceedings;

(ix)                              all Liabilities assumed by AbbVie or an AbbVie Subsidiary from a Third Party after the Effective Time (whether or not such Liabilities initially arose or accrued before the Effective Time); and

(x)                                 all other Liabilities set forth on Schedule 1.01(j).

The Parties agree that all Delayed AbbVie Liabilities shall be AbbVie Liabilities for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed AbbVie Liabilities are assumed by AbbVie or an AbbVie Subsidiary or designee.  The Parties also agree that, if any Transferred Entity holds an Abbott Liability, such Abbott Liability shall nonetheless be treated as an Abbott Liability and the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts for such Abbott Liability to be assumed by Abbott or an Abbott Subsidiary.

“AbbVie Pro Forma Balance Sheet” means the pro forma combined balance sheet of AbbVie and the AbbVie Subsidiaries, including any notes or subledgers thereto, as of September 30, 2012, as presented in the Information Statement mailed to the Record Holders prior to the Effective Time.

“AbbVie Subsidiary” means any Business Entity that is a Subsidiary of AbbVie prior to, at or after the Effective Time, including the Transferred Entities, which shall be deemed to have been AbbVie Subsidiaries at all times prior to, at and after the Effective Time.

“Actual Deferred Taxes” means the deferred Taxes and prepaid Taxes as defined under GAAP as of the Distribution Date.

“Adjustment” has the meaning set forth in Section 2.15.

“ADR” has the meaning set forth in Section 7.01(a).

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  The Parties agree that, prior to, at or after the Effective Time and for purposes of this Agreement and the Ancillary Agreements, neither AbbVie nor any of the AbbVie Subsidiaries, including the Transferred Entities, shall be deemed to be an Affiliate of Abbott or any of the Abbott Subsidiaries, and neither Abbott nor any of the Abbott Subsidiaries shall be deemed to be an Affiliate of AbbVie or any of the AbbVie Subsidiaries.

“Agent” means Computershare Trust Company, N.A., or such other trust company or bank duly appointed to act as distribution agent, transfer agent and registrar for the AbbVie Common Stock in connection with the Distribution.

“Agreement” means this Separation and Distribution Agreement and each of the Schedules and Exhibits hereto.

“Ancillary Agreements” means all agreements entered into by the Parties or their Subsidiaries (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Assets” means, with respect to any Person, the assets, rights, interests, claims and properties of all kinds, real and personal, tangible, intangible and contingent, wherever located (including in the possession of suppliers, distributors, other Third Parties or elsewhere), of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement and any rights or benefits pursuant to any Proceeding.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Bylaws” means the Amended and Restated Bylaws of AbbVie, substantially in the form of Exhibit A.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of AbbVie, substantially in the form of Exhibit B.

“Change of Control” means, with respect to a Party, the occurrence after the Effective Time of any of the following: (i) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party to a Third Party that is not an Affiliate of such Party prior to such transaction or the first of such related transactions; (ii) the consolidation, merger or other business combination of a Party with or into any other Business Entity, immediately following which the then-current stockholders of the Party, as such, fail to own in the aggregate at least Majority Voting Power of the surviving party in such consolidation, merger or business combination or of its ultimate publicly-traded parent Business Entity; (iii) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power of such Party (other than (a) a reincorporation or similar corporate transaction in which each of such Party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction, or (b) in connection with a transaction described in clause (ii), which shall be governed by such clause (ii)); or (iv) a majority of the board of directors of such Party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such Party’s directors.

“CIA” has the meaning set forth in Section 2.02(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Competitive Business” has the meaning set forth in Section 5.09.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Parties.

“Contract Database” means the electronic database of contracts prepared by the Parties and their respective Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements on the eKnow platform, as of immediately prior to the Effective Time.

“Conveyance and Assumption Instruments” means, collectively, such deeds, bills of sale, asset transfer agreements, business transfer agreements, demerger plans, deeds or agreements, endorsements, assignments, assumptions (including Liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between Abbott or, where applicable, an Abbott Subsidiary or designee of Abbott, on the one hand, and AbbVie or, where applicable, an AbbVie Subsidiary, on the other hand, as may be necessary or advisable under the Laws of the relevant jurisdictions to effect the Separation.

“Custodial Party” has the meaning set forth in Section 6.03(a).

“Deferred AbbVie Local Business” has the meaning set forth in Section 2.03(a).

“Delayed Abbott Asset” has the meaning set forth in Section 2.05(a).

“Delayed Abbott Liability” has the meaning set forth in Section 2.05(a).

“Delayed AbbVie Asset” has the meaning set forth in Section 2.04(a).

“Delayed AbbVie Liability” has the meaning set forth in Section 2.04(a).

“Depakote Proceedings” means the Proceedings that are set forth on Schedule 1.01(k).

“Designees Discussion Period” has the meaning set forth in Section 7.01(a).

“Direct Claim” has the meaning set forth in Section 4.06(b).

“Dispute” has the meaning set forth in Section 7.01(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the board of directors of Abbott in its sole discretion.

“Effective Time” means 12:01 a.m. Eastern Time on the Distribution Date.

“Employee Inventor Remuneration Entitlement” has the meaning set forth in Section 5.08(g).

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into by and between Abbott and AbbVie in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Estimated Deferred Taxes” means the deferred Taxes and prepaid Taxes as defined under GAAP, as reflected on the pro forma balance sheet accounts of AbbVie and the AbbVie Subsidiaries, as of the Distribution Date as determined by the Parties within sixty (60) days after the Distribution Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Ex-U.S. Transition Services Agreement” means the Ex-U.S. Transition Services Agreement to be entered into by and between Abbott and AbbVie or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Exclusive AbbVie Products” means the pharmaceutical products set forth on Schedule 1.01(l).

“Field-of-Use” means, with respect to each Licensed Patent Schedule, the specific field-of-use set forth in such Licensed Patent Schedule.

“Final Adjustment” has the meaning set forth in Section 2.15.

“Financing Arrangements” means the financing arrangements and agreements (other than the AbbVie Credit Facility) to be entered into prior to the Effective Time pursuant to which AbbVie shall be entitled to borrow a principal amount of at least $15.7 billion dollars (US$15,700,000,000).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamities or acts of terrorism or failures of energy sources or distribution or transportation facilities.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Former Business” means any Business Entity, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act (in each case, including any Assets and Liabilities comprising the same) that is not owned, leased or operated by a Party or any of its Subsidiaries as of immediately prior to the Effective Time because it has been sold, conveyed, assigned, transferred or otherwise disposed of or divested to one or more Persons (other than a Party or any of its Subsidiaries) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated, in each case, prior to the Effective Time.

“GAAP” means U.S. generally accepted accounting principles as applied by Abbott as of the Distribution Date.

“Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“GPO” means the Global Pharmaceutical Operations Division of either Party or any of its Subsidiaries, which shall be understood to exclude the Established Pharmaceuticals Division of either Party or any of its Subsidiaries.

“GPRD” means the Global Pharmaceutical Research and Development Division of either Party or any of its Subsidiaries, which shall be understood to exclude the Established Pharmaceuticals Division of either Party or any of its Subsidiaries.

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnitee” means an AbbVie Indemnitee or an Abbott Indemnitee, as appropriate.

“Indemnity Payment” has the meaning set forth in Section 4.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data; provided that “Information” does not include Patents, Trademarks, or Other Intellectual Property.

“Information Statement” means the information statement forming a part of the Registration Statement as the same may be amended or supplemented from time to time prior to the Effective Time.

“Insurance Proceeds” means, with respect to any insured party, those monies, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof, which are:  (i) received by an insured from an insurance carrier or its estate; (ii) paid by an insurance carrier or its estate on behalf of the insured; or (iii) received (including by way of setoff) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability.

“International Commercial Operations Agreements” means, collectively, (i) the International Commercial Operations Agreement to be entered into prior to the Effective Time by and between Abbott and AbbVie and (ii) the Luxembourg International Commercial Operations Agreement to be entered into prior to the Effective Time by and between Abbott Investments Luxembourg S.a.r.l. and AbbVie Investments Luxembourg S.a.r.l.

“International Transition Period” means the period from the Effective Time to the later of: (i) the termination of the Ex-U.S. Transition Services Agreement; (ii) the Final Closing Date (as defined in the International Commercial Operations Agreement to be entered into between Abbott and AbbVie); and (iii) the Final Closing Date (as defined in the Luxembourg International Commercial Operations Agreement to be entered into between Abbott Investments Luxembourg S.a.r.l. and AbbVie Investments Luxembourg S.a.r.l.).

“International Transition Period Agreements” means, collectively, such International Commercial Operations Agreements, Ex-U.S. Transition Services Agreement, silent partnership agreements, undisclosed agency agreements and other agreements to be entered into by and between Abbott, or where applicable, an Abbott Subsidiary, on the one hand, and AbbVie or, where applicable, an AbbVie Subsidiary, on the other hand, pursuant to which: (i) Abbott or an Abbott Subsidiary manages and operates all or a portion of a Deferred AbbVie Local Business, a Delayed AbbVie Asset or a Delayed AbbVie Liability during the International Transition Period in order for the benefits and burdens relating to such Deferred AbbVie Local Business, Delayed AbbVie Asset or Delayed AbbVie Liability to inure from and after the Effective Time to AbbVie or an AbbVie Subsidiary; and (ii) Abbott and the Abbott Subsidiaries on the one hand, and AbbVie and the AbbVie Subsidiaries on the other hand, provide certain transitional services to the other during the International Transition Period.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, Consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Authorities having the effect of Law, Proceeding, threatened Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Licensed Patents” means, with respect to each Licensed Patent Schedule, any of the following that Licensor or any of its Affiliates, at any time during the term of this Agreement, owns, whether directly or indirectly, and has the right to grant a license as provided for under Section 5.08 without violating the terms of any agreement or other arrangement with any Third Party, in each case to the extent represented on such Licensed Patent Schedule: (i) all national, regional and international patents and patent applications, including provisional patent applications and patent applications filed from an invention disclosure; (ii) all patent applications filed either from the patents, patent applications or provisional applications in clause (i) or from an application claiming priority from any of these, including divisionals, continuations, converted provisionals, and continued prosecution applications; (iii) claims of continuation-in-part applications to the extent directed to subject matter disclosed in the applications or patents enumerated in clause (i) or (ii); (iv) all patents that have issued or in the future issue from the foregoing patent applications specified in clauses (i) and (ii), including utility models, petty patents and design patents and certificates of invention; (v) all patent term extensions or restorations by existing or future extension or restoration mechanisms, including any supplementary protection certificates and the like, as well as any revalidations, reissues, re-examinations, oppositions and the like of the foregoing patents or patent applications specified in clauses (i), (ii) and (iii); and (vi) all similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to each of such foregoing patent applications and patents.

“Licensed Patent Schedule” has the meaning set forth in Section 5.08(a).

“Licensee” means, with respect to each Licensed Patent Schedule, the licensee of the licenses described in such Licensed Patent Schedule.

“Licensor” means, with respect to each Licensed Patent Schedule, the licensor of the licenses described in such Licensed Patent Schedule.

“Maintained Business” has the meaning set forth in Section 5.08(c).

“Majority Voting Power” means a majority of the ordinary voting power in the election of directors of all the outstanding voting securities of the resulting Business Entity or of the Party, respectively.

“Manufacture and Supply Agreements” means the Manufacture and Supply Agreements to be entered into by and between Abbott and AbbVie or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Mixed Account” means an account receivable or account payable relating to both the Abbott Business and the AbbVie Business.

“Mixed Contract” means any agreement to which either Party or any of its respective Subsidiaries and one or more Third Parties are a party as of immediately prior to the Effective Time that inures to the benefit or burden of both the Abbott Business and the AbbVie Business, other than those agreements that are described on Schedule 1.01(m).

“Non-Compete Period” has the meaning set forth in Section 5.09.

“Non-Custodial Party” has the meaning set forth in Section 6.03(a).

“Notice” means any written notice, request demand or other communication specifically referencing this Agreement and given in accordance with Section 9.05.

“NYSE” means the New York Stock Exchange.

“Other Intellectual Property” means all rights, title or interest in, under or in respect of: (i) published and unpublished works of authorship and copyrights therein, and all applications, registrations, and renewals in connection therewith; (ii) software, data, databases and compilations of information; (iii) registered or unregistered Trademarks; and (iv) inventions (whether patentable or not), formulas, processes, developments, technology, trade secrets and know-how.

“Parties” means the parties to this Agreement.

“Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from the patents, patent applications or provisional applications in clause (i) or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications; (iii) all patents that have issued or in the future issue from the foregoing patent applications specified in clauses (i) and (ii), including utility models, petty patents, design patents and certificates of invention; (iv) all patent term extensions or restorations by existing or future extension or restoration mechanisms, including any supplementary protection certificates and the like, as well as any revalidations, reissues, re-examinations, oppositions and the like of the foregoing patents or patent applications specified in clauses (i), (ii) and (iii); and (v) all similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to each of such foregoing patent applications and patents.

“Person” means any (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

“Plea Agreement” has the meaning set forth in Section 2.02(e).

“Prime Rate” means the rate that Bloomberg displays as Prime Rate by Country United States at  http://www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or its respective Subsidiaries would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Proceeding” means any past, present or future suit, countersuit, action, alternative dispute resolution process, claim, counterclaim, demand, hearing, inquiry, investigation or proceeding before a judicial, quasi-judicial, tribunal, arbitration or mediation body, or by or before a Governmental Authority, in each case involving Abbott, an Abbott Subsidiary, an Abbott Indemnitee (but only if in a capacity entitling such Person to the rights of an Abbott Indemnitee), AbbVie, an AbbVie Subsidiary, or an AbbVie Indemnitee (but only if in a capacity entitling such Person to the rights of an AbbVie Indemnitee), in each case other than any such matter solely between Abbott or any Abbott Subsidiaries, on the one hand, and AbbVie or any AbbVie Subsidiaries, on the other hand, arising with respect to a controversy, dispute or claim under this Agreement or any Ancillary Agreement.

“Record Date” means the close of business on the date to be determined by the Abbott board of directors as the record date for determining holders of Abbott Common Shares entitled to participate in the Distribution.

“Record Holders” means the holders of record of Abbott Common Shares as of the close of business on the Record Date.

“Records Facility” has the meaning set forth in Section 6.03(a).

“Registration Statement” means the registration statement on Form 10 filed under the Exchange Act on June 4, 2012, pursuant to which the AbbVie Common Stock to be distributed in the Distribution has been registered, together with all amendments and supplements thereto.

“Remuneration Assessment” has the meaning set forth in Section 5.08(g)(ii).

“Representatives” has the meaning set forth in Section 6.08(a).

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” has the meaning set forth in the Recitals.

“Sold Business” has the meaning set forth in Section 5.08(c).

“Special Products” means the pharmaceutical products set forth on Schedule 1.01(n).

“Special Products Master Agreement” means the Special Products Master Agreement to be entered into by and between Abbott and AbbVie in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Stored Records” has the meaning set forth in Section 6.03(a).

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any Business Entity of which such Person: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Business Entity; (B) the total combined equity interests; or (C) the capital or profit interests, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax” means:  (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by and between Abbott and AbbVie or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Territory” means, with respect to a Licensed Patent, except as otherwise set forth on the applicable Licensed Patent Schedule, the entire world.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 4.05(a).

“Trademarks” means all trademarks, trade names, brand names, domain names, service marks, trade dress, logos and all other source indicators, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith.

“Transferred Entities” means the entities set forth on Schedule 1.01(o).

“Transition Committee” has the meaning set forth in Section 2.14.

“U.S.” or “United States” means the United States of America, including each of the fifty (50) states thereof, the District of Columbia, Puerto Rico, and all other territories and possessions of the United States of America.

“U.S. Transition Services Agreement” means the U.S. Transition Services Agreement to be entered into by and between Abbott and AbbVie in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Veterinary Field-of-Use” means any use of a product for ethical or over-the-counter veterinary applications and shall specifically exclude any use of such product for human applications.

ARTICLE II

THE SEPARATION

Section 2.01.         Formation of AbbVie.

(a)           Incorporation of AbbVie.  The Parties acknowledge that:  (i) Abbott caused AbbVie to be incorporated in Delaware on April 10, 2012; and (ii) immediately prior to the Effective Time, Abbott shall be the sole stockholder of AbbVie.

(b)           Adoption of AbbVie’s Charter and Bylaws.  On or prior to the Distribution Date, Abbott and AbbVie shall take all necessary actions so that, as of the Effective Time, the Certificate of Incorporation and the Bylaws shall be the certificate of incorporation and bylaws of AbbVie.

(c)           AbbVie’s Directors and Officers.  On or prior to the Distribution Date, Abbott and AbbVie shall take all necessary actions so that as of the Effective Time:  (i) the directors and executive officers of AbbVie shall be those set forth in the Information Statement mailed to the Record Holders prior to the Effective Time, unless otherwise agreed by the Parties; and (ii) AbbVie shall have such other officers as AbbVie shall appoint.

(d)           NYSE Listing.  AbbVie shall prepare and file, and shall use commercially reasonable efforts to have approved prior to the Effective Time, an application for the listing of the AbbVie Common Stock to be distributed in the Distribution and the shares of AbbVie Common Stock to be reserved for issuance pursuant to any director or employee benefit plan or arrangement on the NYSE (and such other stock exchanges as may be necessary or desirable), subject to official notice of distribution.

Section 2.02.         The Separation.  The Parties acknowledge that the Separation is intended to result in AbbVie owning the AbbVie Assets and assuming the AbbVie Liabilities as set forth below in this Article II and in the applicable Ancillary Agreements.  Subject to Sections 2.03, 2.04 and 2.05, on or prior to the Distribution Date, in accordance with the plan of Separation for AbbVie:

(a)           Transfer and Assignment of AbbVie Assets.  Abbott shall, and shall cause the applicable Abbott Subsidiaries to, contribute, assign, transfer, convey and deliver to AbbVie or the applicable AbbVie Subsidiaries, and AbbVie or such AbbVie Subsidiaries shall accept from Abbott and the applicable Abbott Subsidiaries, all of Abbott’s and such Abbott Subsidiaries’ respective direct or indirect rights, title and interest in and to all of the AbbVie Assets, including all of the outstanding shares of capital stock or other ownership interests in the Transferred Entities, which shall result in AbbVie owning directly or indirectly all of the Transferred Entities (it being understood that if an AbbVie Asset shall be held by a Transferred Entity or a Subsidiary of a Transferred Entity, such AbbVie Asset may be assigned, transferred, conveyed and delivered for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such Transferred Entity to AbbVie or an AbbVie Subsidiary).

(b)           Acceptance and Assumption of AbbVie Liabilities.  AbbVie and the applicable AbbVie Subsidiaries shall accept, assume and agree faithfully to perform, discharge and fulfill all of the AbbVie Liabilities in accordance with their respective terms, without regard for the manner in which or circumstances under which such AbbVie Liabilities arose or against whom they are asserted. AbbVie and the applicable AbbVie Subsidiaries shall be responsible for all AbbVie Liabilities, regardless of when or where such AbbVie Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such AbbVie Liabilities are asserted or determined (including any such AbbVie Liabilities arising out of claims made by Abbott’s or AbbVie’s respective Subsidiaries or Affiliates or by Representatives of Abbott or AbbVie or their respective Subsidiaries or Affiliates against either Party or any of its Subsidiaries or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Subsidiaries or Affiliates or any of their respective Representatives.

(c)           Transfer and Assignment of Abbott Assets.  Abbott and AbbVie shall cause AbbVie and any Business Entity that shall be an AbbVie Subsidiary after the Effective Time to contribute, assign, transfer, convey and deliver to Abbott or a Business Entity designated by Abbott that shall be an Abbott Subsidiary after the Effective Time all of AbbVie’s and such AbbVie Subsidiary’s respective direct or indirect rights, title and interest in and to all Abbott Assets held by AbbVie or an AbbVie Subsidiary.

(d)           Acceptance and Assumption of Abbott Liabilities.  Abbott and the applicable Abbott Subsidiaries shall accept, assume and agree faithfully to perform, discharge and fulfill, all of the Abbott Liabilities held by AbbVie or any Business Entity that shall be an AbbVie Subsidiary after the Effective Time, and Abbott and the applicable Abbott Subsidiaries shall be responsible for all of such Abbott Liabilities in accordance with their respective terms, without regard for the manner in which or circumstances under which such Abbott Liabilities arose or against whom they are asserted.  Abbott and the applicable Abbott Subsidiaries shall be responsible for all Abbott Liabilities, regardless of when or where such Abbott Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such Abbott Liabilities are asserted or determined (including any such Abbott Liabilities arising out of claims made by Abbott’s or AbbVie’s respective Subsidiaries or Affiliates or by Representatives of Abbott or AbbVie or their respective Subsidiaries or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Subsidiaries or Affiliates or any of their respective Representatives.

(e)           Assumption of Plea Agreement and CIA.  Abbott and AbbVie agree and acknowledge that: (i) the conditions of probation and all other provisions of the Plea Agreement, dated May 7, 2012, between Abbott and the United States (the “Plea Agreement”) are fully binding on AbbVie; (ii) AbbVie will be deemed to carry a prior conviction for purposes of Title 21, United States Code, Section 333(a)(2), and waives any right it may have to argue that it does not have such prior conviction; (iii) AbbVie’s certification, resolution, and reporting requirements pursuant to the Plea Agreement will cover Abbott’s conduct for any time period for which Abbott did not submit a certificate, resolution or report as a result of the fact that the Effective Time will have occurred prior to the due date of such certificate, resolution or report; (iv) AbbVie shall be bound by all of the terms and conditions of, and shall assume all the obligations of Abbott under, the Corporate Integrity Agreement between the Office of the Inspector General of the U.S. Department of Health and Human Services and Abbott, dated May 7, 2012 (the “CIA”); and (v) the transactions contemplated by this Agreement shall automatically, and without any further action by Abbott, AbbVie, the Office of Inspector General of the United States Department of Health and Human Services, the United States or any instrumentality thereof, effect a novation of the CIA as of the Effective Time, with AbbVie becoming the party to and replacing Abbott in all respects under the CIA, whereupon AbbVie shall be fully responsible for complying with the CIA, and Abbott shall have no obligation or liability under the CIA whatsoever.

Section 2.03.         Deferred AbbVie Local Closings.

(a)           Deferral of Certain Transfers of AbbVie Assets and AbbVie Liabilities.  The Parties acknowledge that due to the requirements of applicable Laws, the need to obtain certain Consents from local Governmental Authorities or for other business reasons, the Parties have agreed to defer until after the Effective Time the transfer of legal title to all or a portion of the AbbVie Assets and the assumption of all or a portion of the AbbVie Liabilities from Abbott or the applicable Abbott Subsidiary to AbbVie or the applicable AbbVie Subsidiary or designee in each of the jurisdictions listed on Schedule 2.03(a) (each, a “Deferred AbbVie Local Business”).

(b)           Treatment of Deferred AbbVie Local Businesses.  In each case as set forth in more detail in the International Transition Period Agreements, from and after the Effective Time, and until such time as the applicable Deferred AbbVie Local Business has been transferred to AbbVie or the applicable AbbVie Subsidiary or designee for the relevant jurisdiction, (i) the Deferred AbbVie Local Business shall be held by Abbott or, where applicable, by an Abbott Subsidiary or designee, on behalf of and for the benefit of AbbVie or, where applicable, an AbbVie Subsidiary or designee; (ii) Abbott or, where applicable, an Abbott Subsidiary or designee shall pay, perform and discharge fully the Liabilities of the Deferred AbbVie Local Business; and (iii) insofar as reasonably practicable and to the extent permitted by applicable Law, Abbott or, where applicable, an Abbott Subsidiary or designee shall manage and operate the applicable Deferred AbbVie Local Business in accordance with the relevant International Transition Period Agreement and take such other actions as may reasonably be requested by AbbVie so that all the benefits and Liabilities relating to such Deferred AbbVie Local Business, including use, risk of loss, potential for gain and control over such Deferred AbbVie Local Business, shall inure from and after the Effective Time to AbbVie or an AbbVie Subsidiary or designee.  As and to the extent described in the International Transition Period Agreements, (i) Abbott or, where applicable, an Abbott Subsidiary or designee shall remit to AbbVie or an AbbVie Subsidiary or designee the amounts due in connection with the performance of each Deferred AbbVie Local Business; and (ii) AbbVie or, where applicable, an AbbVie Subsidiary or designee shall reimburse Abbott or an Abbott Subsidiary or designee for all payments made in connection with the performance of each Deferred AbbVie Local Business and the discharge of any Liabilities in connection therewith.

(c)           Alternative Arrangements for Transfers of Certain Deferred AbbVie Local Businesses.  Except as otherwise set forth on Schedule 2.03(c), if, in Abbott’s reasonable judgment, a transfer of a Deferred AbbVie Local Business is not reasonably likely to occur prior to the second (2nd) anniversary of the Distribution Date, then, unless the Parties otherwise mutually agree, Abbott may, by delivery of Notice to AbbVie, request that the Parties expeditiously identify alternative means or structures by which any remaining Deferred AbbVie Local Business (or the benefits or Liabilities thereof) may be transferred (or otherwise made available) to AbbVie or an AbbVie Subsidiary or designee and, if the Parties fail to agree on any such alternative means or structures within thirty (30) calendar days following such written request of Abbott, then Abbott or the applicable Abbott Subsidiary or designee shall proceed to wind down any such Deferred AbbVie Local Business in accordance with the provisions of the applicable International Transition Period Agreement.

Section 2.04.         Delayed Transfers of AbbVie Assets and AbbVie Liabilities.

(a)           Delayed AbbVie Transfers.  Subject to Section 2.03 and the terms of the International Transition Period Agreements, if and to the extent that the valid, complete and perfected transfer or assignment to AbbVie or an AbbVie Subsidiary or designee of any AbbVie Assets or the assumption by AbbVie or an AbbVie Subsidiary or designee of any AbbVie Liabilities would be a violation of applicable Law or requires a Consent that has not been obtained as of or prior to the Effective Time or the scheduled date of the local closing of a Deferred AbbVie Local Business under the terms of the applicable International Transition Period Agreement, as applicable, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to AbbVie or the applicable AbbVie Subsidiary or designee of such

AbbVie Assets or the assumption by AbbVie or the applicable AbbVie Subsidiary or designee of such AbbVie Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consent is obtained or, in the case of a Deferred AbbVie Local Business, until the consummation of the local closing of such Deferred AbbVie Local Business (any such AbbVie Asset, a “Delayed AbbVie Asset” and any such AbbVie Liability, a “Delayed AbbVie Liability”).  Notwithstanding the foregoing, any Delayed AbbVie Assets or Delayed AbbVie Liabilities shall continue to constitute AbbVie Assets or AbbVie Liabilities, respectively, for all other purposes of this Agreement.

(b)           Treatment of Delayed AbbVie Assets and Delayed AbbVie Liabilities.  Subject to Section 2.03 and the terms of the International Transition Period Agreements, from and after the Effective Time, Abbott shall, and shall cause the Abbott Subsidiaries to, hold on behalf of and for the benefit of AbbVie or, where applicable, an AbbVie Subsidiary or designee, all Delayed AbbVie Assets, and to pay, perform and discharge fully all Delayed AbbVie Liabilities.  AbbVie or the applicable AbbVie Subsidiary or designee shall promptly reimburse Abbott or the applicable Abbott Subsidiaries for all commercially reasonable payments made in connection with the performance and discharge of such Delayed AbbVie Liabilities.  Each such Delayed AbbVie Asset or Delayed AbbVie Liability shall be held by Abbott or, where applicable, an Abbott Subsidiary or designee for, insofar as reasonably practicable, the benefit and burden of AbbVie or the applicable AbbVie Subsidiary or designee.  Abbott and AbbVie shall, and shall cause their respective Subsidiaries to, take such other actions as may be reasonably requested by the other Party or any of its Subsidiaries in accordance with the provisions of this Agreement so that all the benefits and burdens relating to such Delayed AbbVie Asset and Delayed AbbVie Liability, including expenses, risk of loss, potential for gain and control of such Delayed AbbVie Asset and Delayed AbbVie Liability, shall inure from and after the Effective Time to AbbVie or the applicable AbbVie Subsidiaries or designees, without recourse of any kind to Abbott or any Abbott Subsidiary or designee. Any registration fees or recordation fees required to be paid to a Governmental Authority in connection with the transfer of a Delayed AbbVie Asset or a Delayed AbbVie Liability shall be shared equally between the Parties.

(c)           Transfer of Delayed AbbVie Assets and Delayed AbbVie Liabilities.  When and as the Parties agree, subject to Section 2.03 and the terms of the International Transition Period Agreements and provided that, as of such agreed-upon time (i) the necessary Consents for each Delayed AbbVie Asset or Delayed AbbVie Liability shall have been obtained; and (ii) the assumption by AbbVie or an AbbVie Subsidiary or designee of each Delayed AbbVie Asset or Delayed AbbVie Liability is not at such time a violation of applicable Law (or, in the case of a Deferred AbbVie Local Business, if later, upon the consummation of the local closing of such Deferred AbbVie Local Business):

(A)          Abbott shall, and shall cause each Abbott Subsidiary to, contribute, assign, transfer, convey and deliver to AbbVie or such AbbVie Subsidiaries or designees as AbbVie may determine, and AbbVie shall, and shall cause such AbbVie Subsidiaries or designees to, accept from Abbott and the Abbott Subsidiaries all of Abbott’s and the Abbott Subsidiaries’ respective rights, title and interest in and to such Delayed AbbVie Assets; and

(B)          AbbVie shall, and shall cause such AbbVie Subsidiaries or designees as AbbVie may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed AbbVie Liabilities, in accordance with their terms.

Section 2.05.         Delayed Transfers of Abbott Assets and Abbott Liabilities.

(a)           Delayed Abbott Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to Abbott or an Abbott Subsidiary or designee of any Abbott Assets or the assumption by Abbott or an Abbott Subsidiary or designee of any Abbott Liabilities would be a violation of applicable Law or require a Consent that has not been obtained as of or prior to the Effective Time or the scheduled date of the local closing of a Deferred AbbVie Local Business under the terms of the applicable International Transition Period Agreement, as applicable, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to Abbott or the applicable Abbott Subsidiary or designee of such Abbott Assets or the assumption by Abbott or the applicable Abbott Subsidiary or designee of such Abbott Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consent is obtained (any such Abbott Asset, a “Delayed Abbott Asset” and any such Abbott Liability, a “Delayed Abbott Liability”).  Notwithstanding the foregoing, any Delayed Abbott Assets or Delayed Abbott Liabilities shall continue to constitute Abbott Assets or Abbott Liabilities, respectively, for all other purposes of this Agreement.

(b)           Treatment of Delayed Abbott Assets and Delayed Abbott Liabilities.  Except as otherwise provided herein or in any Ancillary Agreement, from and after the Effective Time, AbbVie shall, and shall cause the AbbVie Subsidiaries or designees to, hold on behalf of and for the benefit of Abbott or, where applicable, an Abbott Subsidiary or designee, all Delayed Abbott Assets, and to pay, perform and discharge fully all Delayed Abbott Liabilities.  Abbott or the applicable Abbott Subsidiary or designee shall promptly reimburse AbbVie or the applicable AbbVie Subsidiaries or designees for all commercially reasonable payments made in connection with the performance and discharge of such Delayed Abbott Liabilities.  Each such Delayed Abbott Asset or Delayed Abbott Liability shall be held by AbbVie or, where applicable, an AbbVie Subsidiary or designee for, insofar as reasonably practicable, the benefit and burden of Abbott or the applicable Abbott Subsidiary or designee.  Abbott and AbbVie shall, and shall cause their respective Subsidiaries to, take such other actions as may be reasonably requested by the other Party or any of its Subsidiaries in accordance with the provisions of this Agreement so that all the benefits and burdens relating to such Delayed Abbott Asset and Delayed Abbott Liability, including expenses, risk of loss, potential for gain and control of such Delayed Abbott Asset and Delayed Abbott Liability, shall inure from and after the Effective Time to Abbott or the applicable Abbott Subsidiaries or designees, without recourse of any kind to AbbVie or any AbbVie Subsidiary.  Any registration fees or recordation fees required to be paid to a Governmental Authority in connection with the transfer of a Delayed Abbott Asset or a Delayed Abbott Liability shall be shared equally between the Parties.

(c)           Transfer of Delayed Abbott Assets and Delayed Abbott Liabilities.  When and as the Parties agree and provided that, as of such agreed-upon time (i) the necessary Consents for each Delayed Abbott Asset or Delayed Abbott Liability shall have been obtained;

and (ii) the assumption by Abbott or an Abbott Subsidiary or designee of each Delayed Abbott Asset or Delayed Abbott Liability is not at such time a violation of applicable Law:

(A)          AbbVie shall, and shall cause each AbbVie Subsidiary to, contribute, assign, transfer, convey and deliver to Abbott or such Abbott Subsidiaries or designees as Abbott may determine, and Abbott shall, and shall cause such Abbott Subsidiaries or designees to, accept from AbbVie and the AbbVie Subsidiaries all of AbbVie’s and the AbbVie Subsidiaries’ respective rights, title and interest in and to such Delayed Abbott Assets; and

(B)          Abbott shall, and shall cause such Abbott Subsidiaries or designees as Abbott may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed Abbott Liabilities, in accordance with their terms.

Section 2.06.         Ancillary Agreements.  Prior to the Effective Time, the Parties shall execute and deliver, or where applicable shall cause their respective Subsidiaries to execute and deliver, each Ancillary Agreement to which they are intended to be a party; provided, however, that if this Article II calls for an Ancillary Agreement to be executed and delivered on or as of a later time, it shall be executed and delivered on or as of such later time.

Section 2.07.         Disclaimer of Representations and Warranties.

(a)           EACH OF ABBOTT (ON BEHALF OF ITSELF AND EACH OF THE ABBOTT SUBSIDIARIES) AND ABBVIE (ON BEHALF OF ITSELF AND EACH OF THE ABBVIE SUBSIDIARIES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS: (X) REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO (I) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, LICENSED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; (II) ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; (III) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; (IV) THE ABSENCE OR PRESENCE OF ANY DEFENSES TO OR RIGHT OF SETOFF AGAINST OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY PROCEEDING OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF EITHER PARTY; OR (V) THE LEGAL SUFFICIENCY OF ANY CONVEYANCE AND ASSUMPTION INSTRUMENTS OR ANY OTHER ANCILLARY AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING OF SUCH CONVEYANCE AND ASSUMPTION INSTRUMENTS OR SUCH OTHER ANCILLARY AGREEMENTS; OR (Y) MAKING ANY OTHER REPRESENTATIONS OR GRANTING ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE.  EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT

OF ANY PATENTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES OR LICENSEES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE AND ASSUMPTION INSTRUMENT OR ANY OTHER ANCILLARY AGREEMENT MAY PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ALL SECURITY INTERESTS; AND (B) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, AGREEMENTS, SECURITY INTERESTS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)           Each of Abbott (on behalf of itself and each of the Abbott Subsidiaries) and AbbVie (on behalf of itself and each of the AbbVie Subsidiaries) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.07(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Abbott or any of the Abbott Subsidiaries, on the one hand, and AbbVie or any of the AbbVie Subsidiaries, on the other hand, are jointly or severally liable for any AbbVie Liability or any Abbott Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c)           AbbVie hereby waives compliance by itself and each and every AbbVie Subsidiary with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the AbbVie Assets to AbbVie or an AbbVie Subsidiary.

(d)           Abbott hereby waives compliance by itself and each and every Abbott Subsidiary with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any and all of the Abbott Assets to Abbott or an Abbott Subsidiary.

Section 2.08.         Credit Facilities; Financing Arrangements; AbbVie Cash Distribution; AbbVie Notes Issuance.

(a)           Credit Facilities.  Prior to the Effective Time, Abbott shall enter into the Abbott Credit Facility, and Abbott and AbbVie shall enter into the AbbVie Credit Facility.  Abbott and AbbVie agree to take all necessary actions to assure the full release and discharge of Abbott and each of the Abbott Subsidiaries from all obligations (including any guarantees) under the AbbVie Credit Facility as of no later than the Effective Time.

(b)           Financing Arrangements.  Prior to the Effective Time, the Financing Arrangements shall have been consummated.  Abbott and AbbVie agree to take all necessary actions to assure the full release and discharge of Abbott and each of the Abbott Subsidiaries from all obligations thereunder as of no later than the Effective Time.

(c)           AbbVie Cash Distribution; AbbVie Notes Issuance. Prior to the Effective Time, AbbVie shall: (i) make a cash distribution to Abbott in an amount equal to $10.2 billion ($10,200,000,000) in connection with the Separation and the Distribution (the “AbbVie Cash Distribution”); and (ii) issue approximately $3.0 billion ($3,000,000,000) in principal amount of 2.9% Senior Notes due 2022 of AbbVie to Abbott in partial consideration for the transfer of AbbVie Assets to AbbVie, which notes shall thereafter be immediately exchanged by Abbott with a Third Party for existing commercial paper of Abbott in satisfaction and discharge of such commercial paper.

(d)           Use of Proceeds from AbbVie Cash Distribution.  Upon receipt of the AbbVie Cash Distribution, Abbott shall deposit the proceeds in a segregated account and shall use the funds in that account to (i) repay a portion of Abbott’s maturing debt; and (ii) repurchase a portion of Abbott’s existing public debt in one (1) or more tender offers or otherwise, such repayments and repurchases to occur as promptly as practicable, including prior to the Distribution, but in no event later than one (1) year after the Effective Time.

(e)           Preparation of Materials.  Prior to the Effective Time, Abbott and AbbVie shall cooperate in the preparation of all materials as may be necessary or advisable to execute the Abbott Credit Facility, the AbbVie Credit Facility and the Financing Arrangements.

Section 2.09.         Termination of Agreements.

(a)           Termination of Agreements Between Abbott and AbbVie.  Except as set forth in Section 2.09(b), the Parties agree that (i) all agreements, arrangements, commitments or understandings, whether or not in writing, entered into prior to the Effective Time between or among AbbVie or an AbbVie Subsidiary (other than a Transferred Entity that shall be transferred to AbbVie or an AbbVie Subsidiary after the Effective Time as part of a local closing of a Deferred AbbVie Local Business), on the one hand, and Abbott or an Abbott Subsidiary, on the other hand, shall be terminated effective as of immediately prior to the Effective Time; and (ii) all agreements, arrangements, commitments or understandings, whether or not in writing, entered into prior to a local closing of a Deferred AbbVie Local Business between or among a Transferred Entity that shall be transferred to AbbVie or an AbbVie Subsidiary after the Effective Time as part of a local closing of a Deferred AbbVie Local Business, on the one hand, and Abbott or an Abbott Subsidiary, on the other hand, shall be terminated effective as of immediately prior to such local closing; provided that the provisions of this Section 2.09(a) shall not terminate any rights or obligations (A) between Abbott and any of the Abbott Subsidiaries; or (B) between AbbVie and any of the AbbVie Subsidiaries.

(b)           Exceptions.  The provisions of Section 2.09(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):  (i) this Agreement and the Ancillary Agreements; (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.09(b)(ii); (iii)

any agreements, arrangements, commitments or understandings to which any Third Party is a party; and (iv) any agreements, arrangements, commitments or understandings, including any Mixed Contracts, to which any non-wholly owned Subsidiary of Abbott or AbbVie, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned).  To the extent that the rights and obligations of Abbott or an Abbott Subsidiary under any agreements, arrangements, commitments or understandings not terminated under this Section 2.09 constitute AbbVie Assets or AbbVie Liabilities, they shall be assigned or assumed by AbbVie or the applicable AbbVie Subsidiary or designee pursuant to this Agreement.

Section 2.10.         Settlement of Accounts between Abbott and AbbVie.

(a)           All intercompany receivables and payables (i) as to which there are no Third Parties; and (ii) that are between Abbott or an Abbott Subsidiary that is incorporated in the United States, on the one hand, and AbbVie or an AbbVie Subsidiary that is incorporated in the United States, on the other hand, that exist as of immediately prior to the Effective Time, shall, as of immediately prior to the Effective Time, be settled, capitalized, cancelled, assigned or assumed by AbbVie or one or more AbbVie Subsidiaries, in each case in the manner determined prior to the Effective Time by duly authorized representatives of Abbott and AbbVie.

(b)           All other intercompany receivables and payables (i) as to which there are no Third Parties; and (ii) that are between Abbott or an Abbott Subsidiary, on the one hand, and AbbVie or an AbbVie Subsidiary, on the other hand, that exist as of immediately prior to the Effective Time, shall, as of immediately after the Effective Time, continue as receivables or payables between Abbott or any Abbott Subsidiary, on the one hand, and AbbVie or any AbbVie Subsidiary, on the other hand, on the same terms and conditions as applied immediately prior to the Effective Time.

(c)           Abbott and AbbVie each agrees to take, or cause their respective Subsidiaries to take, prior to the Effective Time, all actions necessary to amend all AbbVie Contracts governing each bank and brokerage account owned by AbbVie or an AbbVie Subsidiary (collectively, the “AbbVie Accounts”), so that such AbbVie Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Abbott or an Abbott Subsidiary (collectively, the “Abbott Accounts”), including all Abbott Accounts listed or described on Schedule 2.10(c), are de-linked from the Abbott Accounts effective at or prior to the Effective Time.

(d)           With respect to any outstanding checks issued by Abbott, AbbVie, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the Person owning the account on which the check is drawn.

(e)           As between Abbott and AbbVie (and their respective Subsidiaries) all payments and reimbursements received after the Effective Time by either Party (or any of its Subsidiaries) in respect or satisfaction of a business, Asset or Liability of the other Party (or any of its Subsidiaries), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, as promptly as commercially practicable or as otherwise agreed between the Parties, upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause its applicable Subsidiary to pay over, to the other Party the amount of such payment or reimbursement.

Section 2.11.         Novation of Liabilities; Release of Guarantees.

(a)           Novation of AbbVie Liabilities.

(i)            Each of Abbott and AbbVie, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all AbbVie Liabilities and obtain in writing the unconditional release of Abbott and each Abbott Subsidiary that is a party to any such arrangements, so that, in any such case, AbbVie and the designated AbbVie Subsidiaries shall be solely responsible for such AbbVie Liabilities; provided, however, that, except as otherwise expressly provided in the Ancillary Agreements, neither Abbott nor AbbVie (nor any of their respective Subsidiaries) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii)           If Abbott or AbbVie is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, Abbott or the applicable Abbott Subsidiary shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, AbbVie shall, as agent or subcontractor for Abbott or such Abbott Subsidiary, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of Abbott or such Abbott Subsidiary, as the case may be, that constitute AbbVie Liabilities thereunder from and after the Effective Time.  Abbott shall cause each Abbott Subsidiary without further consideration, to pay and remit, or cause to be paid or remitted, to AbbVie, promptly all money, rights and other consideration received by it or an Abbott Subsidiary in respect of AbbVie’s performance as agent or subcontractor for Abbott or such Abbott Subsidiary, as the case may be, with respect to such Liabilities of Abbott or the applicable Abbott Subsidiary (unless any such consideration is an Abbott Asset).  Subject to Section 2.03, with respect to the local closing of a Deferred AbbVie Local Business, if and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, Abbott or the applicable Abbott Subsidiary shall promptly assign or novate, or cause to be assigned or novated, all its obligations and other Liabilities thereunder or any obligations of Abbott or an Abbott Subsidiary to AbbVie or its designated AbbVie Subsidiary without payment of further consideration and AbbVie or such AbbVie Subsidiary shall, without the payment of any further consideration, assume such obligations.

(b)           Novation of Abbott Liabilities.

(i)            Each of Abbott and AbbVie, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all Abbott Liabilities and obtain in writing the unconditional release of AbbVie and each AbbVie Subsidiary that is a party to any such arrangements, so that, in any such case, Abbott and the designated Abbott Subsidiaries shall be solely responsible for such Abbott Liabilities; provided, however, that, except as otherwise expressly provided in the Ancillary Agreements, neither Abbott nor AbbVie (nor any of their respective Subsidiaries) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii)           If Abbott or AbbVie is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, AbbVie or the applicable AbbVie Subsidiary shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, Abbott shall, as agent or subcontractor for AbbVie or such AbbVie Subsidiary, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of AbbVie or such AbbVie Subsidiary, as the case may be, that constitute Abbott Liabilities, as the case may be, thereunder from and after the Effective Time.  AbbVie shall cause each AbbVie Subsidiary without further consideration, to pay and remit, or cause to be paid or remitted, to Abbott, promptly all money, rights and other consideration received by it or an AbbVie Subsidiary in respect of Abbott’s performance as agent or subcontractor for AbbVie or such AbbVie Subsidiary, as the case may be, with respect to such Liabilities of AbbVie or the applicable AbbVie Subsidiary (unless any such consideration is an AbbVie Asset).  If and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, AbbVie or the applicable AbbVie Subsidiary shall promptly assign or novate, or cause to be assigned or novated, all its obligations and other Liabilities thereunder or any obligations of AbbVie or an AbbVie Subsidiary to Abbott or its designated Abbott Subsidiary without payment of further consideration and Abbott or such Abbott Subsidiary shall, without the payment of any further consideration, assume such obligations.

(c)           Release of Guarantees.

(i)            Except as otherwise expressly set forth in any International Transition Period Agreements, each of Abbott and AbbVie, at the request of the other Party, shall use commercially reasonable efforts, as soon as is reasonably practicable, to (A) have AbbVie or an AbbVie Subsidiary removed as guarantor of or obligor for any Abbott Liability to the extent that such guarantees or obligations relate to Abbott Liabilities, which shall include the removal of any Security Interest on or in any AbbVie Asset that may serve as collateral or security for any such Abbott Liability; and (B) have Abbott or an Abbott Subsidiary removed as guarantor of or obligor for any AbbVie Liability to the extent that such guarantees or obligations relate to AbbVie Liabilities, which shall include the removal of any Security Interest on or in any Abbott Asset that may serve as collateral or security for any such AbbVie Liability; provided, however, that, except as otherwise expressly provided in the Ancillary Agreements and without limiting the requirements under Section 2.11(c)(ii), the use of commercially reasonable efforts under this Section 2.11(c)(i) shall not obligate either Abbott or AbbVie (nor any of their respective Subsidiaries) to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a

Governmental Authority from whom such Consents, substitutions, amendments, terminations or releases are requested.

(ii)           To the extent required to obtain a release from a guarantee:

(A)          of Abbott or an Abbott Subsidiary, AbbVie shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Abbott Asset that may serve as collateral or security for any such AbbVie Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either with which AbbVie (1) would be reasonably unable to comply or (2) would not reasonably be able to avoid breaching; and

(B)          of AbbVie or an AbbVie Subsidiary, Abbott shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any AbbVie Asset that may serve as collateral or security for any such Abbott Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either with which Abbott (1) would be reasonably unable to comply or (2) would not reasonably be able to avoid breaching.

(iii)          If Abbott or AbbVie is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (i) and (ii) of this Section 2.11(c), (A) the Party or its relevant Subsidiary that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto (in accordance with the provisions of Article IV) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (B) except as otherwise expressly set forth in the International Transition Period Agreements, each of Abbott and AbbVie, on behalf of themselves and their respective Subsidiaries, agree not to renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or such Party’s Subsidiaries is or may be liable unless all obligations of such other Party and the Subsidiaries of such other Party with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

Section 2.12.         Mixed Contracts; Mixed Accounts.

(a)           Mixed Contracts.  Except as may otherwise be agreed by the Parties and except as otherwise contemplated by any International Transition Period Agreement, in the case of a Mixed Contract, the Parties shall use commercially reasonable efforts to cause such Mixed Contract to be: (i) assigned in relevant part to AbbVie or an AbbVie Subsidiary (or to Abbott or an Abbott Subsidiary if the contracting party is a Transferred Entity) if so assignable; (ii) appropriately amended, prior to, on or after the Effective Time (or, in the case of a Mixed Contract that inures to the benefit or burden of both Abbott or an Abbott Subsidiary, on the one hand, and a Transferred Entity that shall be transferred to AbbVie or an AbbVie Subsidiary after the Effective Time as part of a local closing of a Deferred AbbVie Local Business under the terms of the applicable International Transition Period Agreement, on the other hand, on or after such local closing); or (iii) replaced or otherwise addressed with suitable arrangements, in either case so that each Party or their respective Subsidiaries shall be entitled to the rights and benefits and shall assume the related portion of any obligations and Liabilities inuring to their respective businesses; provided, however, that in no event shall either Party or its respective Subsidiaries be required to assign or amend any Mixed Contract in its entirety or to assign a portion of any Mixed Contract that is not assignable or cannot be amended by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled).  If any Mixed Contract cannot be so partially assigned, or cannot be amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Mixed Contract and such Mixed Contract is not replaced or otherwise addressed with suitable arrangements, Abbott and AbbVie shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause:  (A) the Assets associated with that portion of each Mixed Contract that relates to the AbbVie Business to be enjoyed by AbbVie or an AbbVie Subsidiary; (B) the Liabilities associated with that portion of each Mixed Contract that relates to the AbbVie Business to be borne by AbbVie or an AbbVie Subsidiary; (C) the Assets associated with that portion of each Mixed Contract that relates to the Abbott Business to be enjoyed by Abbott or an Abbott Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Contract that relates to the Abbott Business to be borne by Abbott or an Abbott Subsidiary.

(b)           Mixed Accounts.  Except as may otherwise be agreed by the Parties and except as otherwise contemplated by any International Transition Period Agreement, the Parties shall not seek to assign any Mixed Account.  Except as may otherwise be agreed by the Parties and except as otherwise contemplated by any International Transition Period Agreement, Abbott and AbbVie shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause (i) the Assets associated with that portion of each Mixed Account that relates to the Abbott Business to be enjoyed by Abbott or an Abbott Subsidiary; (ii) the Liabilities associated with that portion of each Mixed Account that relates to the Abbott Business to be borne by Abbott or an Abbott Subsidiary; (iii) the Assets associated with that portion of each Mixed Account that relates to the AbbVie Business to be enjoyed by AbbVie or an AbbVie Subsidiary; and (iv) the Liabilities associated with that portion of each Mixed Account that relates to the AbbVie Business to be borne by AbbVie or an AbbVie Subsidiary.

(c)           No Payments.  Nothing in this Section 2.12 shall require either Party or any of its Subsidiaries to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by the other Party or any of the other Party’s Subsidiaries), incur any obligation or grant any concession for the benefit of the other Party or any of the other Party’s Subsidiaries, in each case, in order to effect any transaction contemplated by this Section 2.12.

Section 2.13.         Further Assurances.

(a)           Additional Actions.  Except as set forth in Section 3.04 and Article VIII, in addition to the actions specifically provided for elsewhere in this Agreement, each Party shall, and shall cause each of its respective Subsidiaries to, use commercially reasonable efforts, prior to and after the Effective Time to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary or advisable under applicable Laws and agreements to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that neither Abbott nor AbbVie (nor any of their respective Subsidiaries) shall be obligated under this Section 2.13(a) to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(b)           Cooperation.  Without limiting the foregoing and except to the extent otherwise contemplated in connection with a Deferred AbbVie Local Business under Section 2.03, prior to and after the Effective Time, each Party shall, and shall cause each of its Subsidiaries to, cooperate with the other Party without any further consideration to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all Conveyance and Assumption Instruments and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the AbbVie Assets and the Abbott Assets and the assignment and assumption of the AbbVie Liabilities and the Abbott Liabilities as contemplated by this Agreement and the other transactions contemplated hereby and thereby.

(c)           Misallocations.  Except to the extent otherwise contemplated in connection with a Deferred AbbVie Local Business under Section 2.03, a Delayed AbbVie Asset or Delayed AbbVie Liability under Section 2.04 or a Delayed Abbott Asset or Delayed Abbott Liability under Section 2.05, in the event that, at any time or from time to time (whether prior to, at or after the Effective Time), one Party or any of its Subsidiaries shall receive or otherwise possess any Asset that is allocated to the other Party or any Subsidiary of such other Party pursuant to this Agreement or any Ancillary Agreement, the first Party shall promptly transfer, or cause its Subsidiary to transfer, such Asset to the Party so entitled thereto or such Party’s Subsidiary or designee and such Party or such Party’s Subsidiary or designee shall accept such Asset; provided that, the terms of this Section 2.13(c) are not intended to limit or otherwise modify in any way the Parties’ rights and obligations under this Agreement or the Tax Sharing Agreement.  Except to the extent otherwise contemplated in connection with a Deferred AbbVie Local Business under Section 2.03, a Delayed AbbVie Asset or Delayed AbbVie Liability under Section 2.04 or a Delayed Abbott Asset or Delayed Abbott Liability under Section 2.05, in the event that, at any time or from time to time (whether prior to, at or after the Effective Time), one Party or any of its Subsidiaries shall receive or otherwise assume any Liability that is allocated to the other Party or any Subsidiary of such other Party pursuant to this Agreement or any Ancillary Agreement, the first Party shall promptly transfer, or cause its Subsidiary to transfer, such Liability to the Party so entitled thereto or such Party’s Subsidiary or designee, and such Party or such Party’s Subsidiary or designee shall accept, assume and agree faithfully to perform such Liability; provided that, the terms of this Section 2.13(c) are not intended to limit or otherwise modify in any way the Parties’ rights and obligations under this Agreement or the Tax Sharing Agreement.

Section 2.14.         Transition Committee.  Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members from Abbott and AbbVie.  The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements.  The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any of its Subsidiaries, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; and (c) to combine, modify the scope of responsibility of, and disband any such subcommittees, and to modify or reverse any such delegations.  The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.14, and may modify such procedures from time to time.   All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties.  The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

Section 2.15.         Accounting for Deferred Taxes.  No later than December 15, 2013, Abbott shall determine the difference, if any, between the Estimated Deferred Taxes and the Actual Deferred Taxes (the “Adjustment”) and shall provide AbbVie with a schedule that sets forth the Adjustment and how it was calculated.  AbbVie shall provide a Notice to Abbott of any disagreement with the Adjustment within twenty (20) days of receipt of the schedule setting forth the Adjustment and its calculation.  AbbVie and Abbott shall use commercially reasonable efforts to resolve any disagreement by January 31, 2014 and, if the Parties are unable to agree prior to such date, the Parties shall utilize the procedures set forth in Article VII (except those set forth in Section 7.01(a)(i)) to resolve such disagreement (such Adjustment, as modified to reflect the disposition of any disagreement, the “Final Adjustment”).  Abbott and AbbVie shall, and shall cause their respective Subsidiaries to, reflect the Final Adjustment to shareholders’ equity on their respective books.

ARTICLE III

THE DISTRIBUTION

Section 3.01.         Actions Prior to the Distribution.  Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)           Notice to NYSE.  Abbott shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)           Securities Law Matters.  AbbVie shall file any amendments or supplements to the Registration Statement as may be necessary or advisable in order to cause the Registration Statement to become and remain effective as required by the Commission or federal, state or other applicable securities Laws.  Abbott and AbbVie shall cooperate in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Abbott and AbbVie shall take all such action as may be necessary or advisable under the securities or blue sky Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)           Mailing of Information Statement.  Abbott shall, as soon as is reasonably practicable after the Registration Statement is declared effective under the Exchange Act and the board of directors of Abbott has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(d)           The Distribution Agent.  Abbott shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(e)           Stock-Based Employee Benefit Plans.  At or prior to the Effective Time, Abbott and AbbVie shall take all actions as may be necessary to approve the stock-based employee benefit plans of AbbVie in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(f)            Satisfying Conditions to Distribution.  Abbott and AbbVie shall cooperate to cause the conditions to the Distribution set forth in this Article III to be satisfied and to effect the Distribution at the Effective Time.

Section 3.02.         The Distribution.  Subject to the terms and conditions contained herein:

(a)           Delivery of AbbVie Common Stock.  On or prior to the Distribution Date, Abbott shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of AbbVie Common Stock as is necessary to effect the Distribution.

(b)           Effective Time of Distribution.  The Distribution shall be effective at the Effective Time.

(c)           Distribution of Shares and Cash.  Abbott shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following:

(i)            one share of AbbVie Common Stock for each Abbott Common Share held by such Record Holder as of the Record Date; and

(ii)           cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.03.

(d)           Transfer Authorizations.  AbbVie agrees to provide all book-entry transfer authorizations for shares of AbbVie Common Stock that Abbott or the Agent shall require (after giving effect to Section 3.03) in order to effect the Distribution.

Section 3.03.         Fractional Shares; Unclaimed Shares.

(a)           No Fractional Shares.  Notwithstanding anything herein to the contrary, no fractional shares of AbbVie Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of AbbVie.  In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.03, would be entitled to receive a fractional share interest of AbbVie Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided.  Abbott shall instruct the Agent to determine the number of whole shares and fractional shares of AbbVie Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions.  The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Agent.  None of Abbott, AbbVie or the Agent shall guarantee any minimum sale price for the fractional shares of Abbott Common Shares.  Neither Abbott nor AbbVie shall pay any interest on the proceeds from the sale of fractional shares.  The Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.  Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Abbott or AbbVie.

(b)           Beneficial Owners.  Solely for purposes of computing fractional share interests pursuant to this Section 3.03, the beneficial owner of Abbott Common Shares held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(c)           Unclaimed Stock or Cash.  Any AbbVie Common Stock or cash in lieu of fractional shares with respect to AbbVie Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to AbbVie, AbbVie shall hold such AbbVie Common Stock for the account of such Record Holder and the Parties agree that all obligations to provide such AbbVie Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of AbbVie, subject in each case to applicable escheat or other abandoned property Laws, and Abbott shall have no Liability with respect thereto.

Section 3.04.         Sole Discretion of Abbott.  Notwithstanding anything to the contrary set forth in this Agreement or in any Ancillary Agreement, until the Effective Time, Abbott shall have the sole discretion to determine whether to proceed with the Distribution and any and all terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.  In addition, Abbott may, in its sole discretion, determine the Distribution Date and may, at any time and from time to time until the Effective Time, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of the Distribution.

Section 3.05.         Conditions to the Distribution.

(a)           The Conditions.  In addition to Abbott’s rights under Section 3.04, the Distribution shall not occur unless each of the following conditions shall have been satisfied (or waived by Abbott, in whole or in part, in its sole discretion):

(i)            the transfer of the AbbVie Assets (other than any Delayed AbbVie Asset) and AbbVie Liabilities (other than any Delayed AbbVie Liability) contemplated to be transferred from Abbott to AbbVie on or prior to the Distribution Date shall have occurred as contemplated by Section 2.02;

(ii)           the Registration Statement shall have been declared effective by the Commission; no stop-order shall be in effect with respect thereto; no Proceeding for that purpose shall have been instituted or threatened by the Commission; and the Information Statement shall have been mailed to the Record Holders;

(iii)          Abbott shall have received the proceeds from the AbbVie Cash Distribution and shall be satisfied in its sole discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the AbbVie Credit Facility or the Financing Arrangements (including in connection with any guarantees provided by Abbott or an Abbott Subsidiary thereunder), it being acknowledged by the Parties that prior to the date hereof, AbbVie issued approximately $3.0 billion in principal amount of 2.9% Senior Notes due 2022 of AbbVie to Abbott in partial consideration for the transfer of AbbVie Assets to AbbVie, and such notes were thereafter immediately exchanged by Abbott with a Third Party for existing commercial paper of Abbott in satisfaction and discharge of such commercial paper;

(iv)          the actions and filings with regard to securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 3.01 shall have been taken and, where applicable, shall have become effective or been accepted;

(v)           the AbbVie Common Stock to be distributed in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of issuance;

(vi)          no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Distribution or any of the other transactions related thereto, including the Separation, contemplated by this Agreement or any Ancillary Agreement shall be in effect;

(vii)         Abbott shall have received a private letter ruling from the United States Internal Revenue Service to the effect that, among other things, the Distribution shall qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and certain transactions related to the transfer to AbbVie or certain AbbVie Subsidiaries of certain AbbVie Assets and the assumption by AbbVie or certain AbbVie Subsidiaries of certain of the AbbVie Liabilities in connection with the Separation shall not result in the recognition of any gain or loss to Abbott, AbbVie, certain Abbott Subsidiaries, certain AbbVie Subsidiaries, Abbott’s shareholders or AbbVie’s stockholders for U.S. federal income tax purposes, and such private letter ruling shall not have been revoked or modified in any material respect;

(viii)        Abbott shall have received an opinion from its outside counsel to the effect that the Separation and the Distribution shall qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code;

(ix)          no events or developments shall have occurred or exist that, in the judgment of the board of directors of Abbott, in its sole discretion, makes it inadvisable to effect the Separation, the Distribution or the other transactions contemplated by this Agreement or any Ancillary Agreement;

(x)           the Parties shall have executed and delivered or, where applicable, shall have caused their respective Subsidiaries to execute and deliver, the Ancillary Agreements that are contemplated by this Agreement to be executed and delivered on or prior to the Effective Time; and

(xi)          an independent appraisal firm acceptable to Abbott shall have delivered one or more opinions to the board of directors of Abbott confirming the solvency and financial viability of Abbott before the consummation of the Distribution and each of Abbott and AbbVie after consummation of the Distribution, and such opinions shall be acceptable to Abbott in form and substance in Abbott’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(b)           Conditions for Benefit of Abbott.  The foregoing conditions are for the sole benefit of Abbott and not for the benefit of any other Person and shall not give rise to nor create any duty on the part of Abbott or Abbott’s board of directors to waive or not waive any such condition or in any way limit Abbott’s right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in such Article VIII.  Any determination made by Abbott prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.05 shall be conclusive and binding on the Parties hereto.  If Abbott waives any material condition, it shall promptly issue a press release disclosing such fact and file a report on Form 8-K with the Commission describing such waiver.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01.         Releases.

(a)           AbbVie Release of Abbott.  Except as provided in Section 4.01(c) and in the provisos to this Section 4.01(a), effective as of the Effective Time, AbbVie does hereby, for itself, each of the AbbVie Subsidiaries, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of AbbVie or any of the AbbVie Subsidiaries (in each case, in their respective capacities as such), remise, release and forever discharge:  (1) Abbott, each Abbott Subsidiary, and their respective successors and assigns; (2) all Persons who at any time are or have been shareholders, directors, officers, agents or employees of Abbott or an Abbott Subsidiary (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns; and (3) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of AbbVie or an AbbVie Subsidiary or designated to be employees of AbbVie or an AbbVie Subsidiary upon the transfer to AbbVie of the applicable Deferred AbbVie Local Business, in each such case from:

(i)            all AbbVie Liabilities; and

(ii)           all Liabilities existing or arising:  (A) in connection with the implementation of the Separation and the Distribution; or (B) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the AbbVie Business, the AbbVie Assets or the AbbVie Liabilities;

provided, however, that nothing in this Section 4.01(a) shall release the Persons released in this Section 4.01(a) from:  (x) any Liability expressly allocated to Abbott or an Abbott Subsidiary in this Agreement (including the indemnification obligations in Section 4.03 and the contribution obligations in Section 4.07), any Ancillary Agreement or any other agreement, arrangement, commitment or understanding to the extent expressly preserved pursuant to Section 2.09(b); (y) any intercompany receivables or payables that are not settled, capitalized, cancelled, assigned or assumed by AbbVie or one or more AbbVie Subsidiaries prior to the Effective Time; or (z) any Liability the release of which would result in the release of any Person other than the Persons released in this Section 4.01(a), and, provided, further, that nothing in this Section 4.01(a) shall relieve any Person released in this Section 4.01(a) who, after the Effective Time, is a director, officer or employee of AbbVie or an AbbVie Subsidiary and is no longer a director, officer or employee of Abbott or an Abbott Subsidiary from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of AbbVie or any of the AbbVie Subsidiaries after the Effective Time.

(b)           Abbott Release of AbbVie.  Except as provided in Section 4.01(c) and in the proviso to this Section 4.01(b), effective as of the Effective Time, Abbott does hereby, for itself, each of the Abbott Subsidiaries, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of Abbott or any of the Abbott Subsidiaries (in each case, in their respective capacities as such), remise, release and forever discharge AbbVie, each AbbVie Subsidiary and their respective successors and assigns from:

(i)            all Abbott Liabilities; and

(ii)           all Liabilities existing or arising:  (A) in connection with the implementation of the Separation and the Distribution; or (B) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Abbott Business, the Abbott Assets or the Abbott Liabilities;

provided, however, that nothing in this Section 4.01(b) shall release the Persons released in this Section 4.01(b) from:  (x) any Liability expressly allocated to AbbVie or an AbbVie Subsidiary in this Agreement (including the indemnification obligations in Section 4.02 and the contribution obligations in Section 4.07), any Ancillary Agreement or any other agreement, arrangement, commitment or understanding to the extent expressly preserved pursuant to Section 2.09(b); (y) any intercompany receivables or payables that are not settled, capitalized, cancelled, assigned or assumed by AbbVie or one or more AbbVie Subsidiaries prior to the Effective Time; or (z) any Liability the release of which would result in the release of any Person other than the Persons released in this Section 4.01(b).

(c)           Abbott Obligations Not Affected.  Nothing contained in this Article IV shall release Abbott or an Abbott Subsidiary from honoring its obligations existing immediately prior to the Effective Time to (i) indemnify any director, officer or employee of AbbVie or an AbbVie Subsidiary who was a director, officer or employee of Abbott or an Abbott Subsidiary on or prior to the Effective Time, to the extent such director, officer or employee was entitled in such capacity to such indemnification pursuant to obligations existing immediately prior to the Effective Time; provided that if a director of AbbVie receives indemnification payments from Abbott or AbbVie, as the case may be, with respect to a particular Liability for which such director is entitled to indemnification, such director shall not be entitled to receive indemnification payments from the other Party with respect to the same Liability to the extent of the indemnification payments previously received by such director from Abbott or AbbVie, as the case may be; provided, further, that (A) to the extent the events underlying an indemnification claim would give rise to an Abbott Liability, then Abbott shall have primary responsibility for the administration of the indemnification claim and (B) to the extent that the events underlying an indemnification claim would give rise to an AbbVie Liability, then AbbVie shall have primary responsibility for the administration of the indemnification claim; or (ii) provide any employment, post-employment or retirement benefits to any director, officer or employee of AbbVie or an AbbVie Subsidiary who was a director, officer or employee of Abbott or an Abbott Subsidiary on or prior to the Effective Time, to the extent such director, officer or employee was entitled to such benefits pursuant to obligations existing immediately prior to the Effective Time, except as otherwise provided in the Employee Matters Agreement.

(d)           No AbbVie Claims.  Without limiting the rights of either Party under Section 4.04, 4.05 or 4.06, AbbVie shall not make, and shall not permit an AbbVie Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against Abbott or an Abbott Subsidiary or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a).

(e)           No Abbott Claims.  Without limiting the rights of either Party under Section 4.04, 4.05 or 4.06, Abbott shall not make, and shall not permit an Abbott Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against AbbVie or an AbbVie Subsidiary or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(f)            Subsidiary Releases.  At any time at or after the Effective Time, at the request of either Party, the other Party shall cause its Subsidiaries to execute and deliver releases reflecting the provisions of this Section 4.01.

Section 4.02.         Indemnification by AbbVie.  Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, AbbVie and each of the AbbVie Subsidiaries shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the Abbott Indemnitees from and against all AbbVie Indemnity Obligations; provided, however, that the indemnity in this Section 4.02 for AbbVie Liabilities shall not extend to a past, present or future director, officer, employee or agent of AbbVie or an AbbVie Subsidiary to the extent such Person would not be eligible for indemnification under the terms of (i) Abbott’s certificate of incorporation or bylaws in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter; or (ii) the directors’ and officers’ insurance policy of Abbott would not cover such Person in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter.

Section 4.03.         Indemnification by Abbott.  Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Abbott and each of the Abbott Subsidiaries shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the AbbVie Indemnitees from and against all Abbott Indemnity Obligations; provided, however, that the indemnity in this Section 4.03 for Abbott Liabilities shall not extend to a past, present or future director, officer, employee or agent of Abbott or an Abbott Subsidiary to the extent (a) such Person would not be eligible for indemnification under the terms of (i) AbbVie’s certificate of incorporation or bylaws in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter or (ii) the directors’ and officers’ insurance policy of AbbVie would not cover such Person in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter.

Section 4.04.         Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)           Insurance Proceeds and Other Amounts.  The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Ancillary

Agreement:  (i) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability; (ii) shall not be increased to take into account any Tax costs incurred by the Indemnitee arising from any Indemnity Payments received from the Indemnifying Party (as defined below); and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment; provided that Sections 4.04(a)(ii) and 4.04(a)(iii) shall not apply to Indemnity Payments made pursuant to the Tax Sharing Agreement.  Accordingly, the amount which either Party against whom a claim is made for indemnification under this Agreement (an “Indemnifying Party”) is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)           Insurers and Other Third Parties Not Relieved.  The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement.  Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article IV.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 4.05.         Procedures for Indemnification of Third Party Claims.

(a)           Notice of Claims.  If, at or following the date of this Agreement, an Indemnitee receives notice or otherwise learns of the assertion or commencement by a Third Party of any Proceeding against the Indemnitee with respect to which the Indemnitee believes that AbbVie (in the case of an Abbott Indemnitee) or Abbott (in the case of an AbbVie Indemnitee) is obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party Notice thereof within ten (10) days (or sooner if the nature of the Third Party Claim so requires) after becoming aware of such Third Party Claim.  The Notice must describe the Third Party Claim in reasonable detail or, in the alternative, include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.  Notwithstanding the foregoing, the failure of any Indemnitee to give the Notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give the Notice in accordance with this Section 4.05(a).

(b)           Control of Defense.  An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim.  Within thirty (30) days after the receipt of a Notice from an Indemnitee in accordance with Section 4.05(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall provide a Notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third Party Claim and specifying any reservations or exceptions to its defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 4.05(a), then the Indemnitee that is the subject of such Third Party Claim shall be entitled to continue to conduct and control the defense of such Third Party Claim. Notwithstanding anything to the contrary in this Agreement, the defense of any Proceeding described on Schedule 4.05(b) shall be conducted and controlled as set forth on such schedule.

(c)           Allocation of Defense Costs.  If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 4.05(a), and the Indemnitee conducts and controls the defense of such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third Party Claim.  Notwithstanding anything to the contrary, the costs and expenses of the Proceedings described on Schedule 4.05(b) shall be allocated as set forth on such Schedule.

(d)           Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third Party Claim, or an Indemnifying Party that has failed to elect to defend any Third Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.05(c) shall not apply to such fees and expenses.  Notwithstanding the foregoing, subject to Sections 6.06 and 6.07, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party.  In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)           No Settlement.  Neither Party may settle or compromise any Third Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third Party Claim.  The Parties hereby agree that if a Party presents the other Party with a Notice containing a proposal to settle or compromise a Third Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)            Pending Third Party Claims.  The provisions of this Article IV shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement.  There shall be no requirement under this Section 4.05 to give a Notice with respect to any Third Party Claims that exist as of the Effective Time.

(g)           Allocation of Proceeding Liabilities.  The Parties acknowledge that Liabilities for Proceedings (regardless of the parties to the applicable Proceeding) may be partly Abbott Liabilities and partly AbbVie Liabilities.  If the Parties cannot agree on an allocation of any such Liabilities for Proceedings, they shall resolve the matter pursuant to the procedures set forth in Article VII.  Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in a Proceeding in which a Third Party Claim is being resolved.

Section 4.06.         Additional Matters.

(a)           Timing of Payments.  Indemnity Payments or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within sixty (60) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such Indemnity Payments or contribution payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b)           Notice of Direct Claims.  Any claim for indemnification under this Agreement or any Ancillary Agreement which does not result from a Third Party Claim (a “Direct Claim”) must be asserted by a Notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such Direct Claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such Notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Direct Claim specified in such Notice shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.06(b) or, in the case of any Notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement or the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)           Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)           Pursuit of Claims Against Third Parties.  If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(e)           Substitution. In any Proceeding in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Proceeding as set forth in Section 4.05 and this Section 4.06, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Proceeding (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

Section 4.07.         Right of Contribution.

(a)           Contribution.  If any right of indemnification contained in Section 4.02 or 4.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)           Allocation of Relative Fault.  Solely for purposes of determining relative fault pursuant to this Section 4.07:  (i) any fault associated with the business conducted with the Deferred AbbVie Local Businesses, Delayed AbbVie Assets or Delayed AbbVie Liabilities (except for the gross negligence or intentional misconduct of Abbott or an Abbott Subsidiary) or with the ownership, operation or activities of the AbbVie Business prior to the Effective Time shall be deemed to be the fault of AbbVie and the AbbVie Subsidiaries, and no such fault shall be deemed to be the fault of Abbott or an Abbott Subsidiary; (ii) any fault associated with the business conducted with Delayed Abbott Assets or Delayed Abbott Liabilities (except for the gross negligence or intentional misconduct of AbbVie or an AbbVie Subsidiary) shall be deemed to be the fault of Abbott and the Abbott Subsidiaries, and no such fault shall be deemed to be the fault of AbbVie or an AbbVie Subsidiary; and (iii) any fault associated with the ownership, operation or activities of the Abbott Business prior to the Effective Time shall be deemed to be the fault of Abbott and the Abbott Subsidiaries, and no such fault shall be deemed to be the fault of AbbVie or the AbbVie Subsidiaries.

(c)           Contribution Procedures.  The provisions of Sections 4.04 through 4.10 and Sections 5.04 through 5.07 shall govern any contribution claims.

Section 4.08.         Covenant Not to Sue.  Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency anywhere in the world, alleging that:  (a) the assumption of any AbbVie Liabilities by AbbVie and the AbbVie Subsidiaries on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Abbott Liabilities by Abbott and the Abbott Subsidiaries on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.09.         Remedies Cumulative.  The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Sections 4.08 and 7.01, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.10.         Survival of Indemnities.  The rights and obligations of each of the Parties and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any of its respective Subsidiaries of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger,  consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

ARTICLE V

CERTAIN OTHER MATTERS

Section 5.01.         No Right to Use Regulatory Information.  Except as otherwise set forth on Schedule 5.01:  (a) none of Abbott or any of the Abbott Subsidiaries shall have a right of reference to or otherwise be entitled to use the regulatory filings, drug master file, or other regulatory information related to any Exclusive AbbVie Products; and (b) none of AbbVie or any of the AbbVie Subsidiaries shall have a right of reference to or otherwise be entitled to use the regulatory filings, drug master file, or other regulatory information owned or controlled by Abbott or any of the Abbott Subsidiaries for any products in the Abbott Business.

Section 5.02.         Directors and Officers Insurance; Fiduciary Liability Insurance.

(a)           Prior to the Effective Time, Abbott shall obtain and fully pay for a directors and officers liability run-off insurance policy, for claims made after the Effective Time covering wrongful acts that have occurred prior to the Effective Time and arising out of or relating to AbbVie and the AbbVie Subsidiaries and the AbbVie Business (as the AbbVie Business exists as of immediately after the Effective Time), with a policy period of at least six (6) years from and after the Effective Time, covering (i) any Persons who, as of or at any time prior to the Effective Time, are or have been directors or officers of Abbott or the Abbott  Subsidiaries; (ii) any Persons who, as of or at any time prior to the Effective Time, are or have been directors or officers of AbbVie or the AbbVie Subsidiaries; and (iii) Abbott and the Abbott Subsidiaries and AbbVie and the AbbVie Subsidiaries and the AbbVie Business (as the AbbVie Business exists as of immediately after the Effective Time).  Such directors and officers liability run-off insurance policy shall be consistent in all material respects with the directors and officers liability insurance policy maintained by Abbott as of the Effective Time (except for the policy period and provisions excluding coverage for wrongful acts occurring after the Effective Time).

(b)           Prior to the Effective Time, Abbott shall obtain and fully pay for a fiduciary liability run-off insurance policy, for claims made after the Effective Time covering wrongful acts that have occurred prior to the Effective Time and arising out of or relating to AbbVie and the AbbVie Subsidiaries and the AbbVie Business (as the AbbVie Business exists as of immediately after the Effective Time), with a policy period of at least six (6) years from and after the Effective Time, covering (i) any Persons who, as of or at any time prior to the Effective Time, are or have been fiduciaries of Abbott or the Abbott Subsidiaries; (ii) any Persons who, as of or at any time prior to the Effective Time, are or have been fiduciaries of AbbVie or the AbbVie Subsidiaries or the AbbVie Business (as the AbbVie Business exists as of immediately after the Effective Time); and (iii) Abbott and the Abbott Subsidiaries and AbbVie and the AbbVie Subsidiaries and the AbbVie Business (as the AbbVie Business exists as of immediately after the Effective Time).  Such fiduciary liability run-off insurance policy shall be consistent in all material respects with the fiduciary liability insurance policy maintained by Abbott as of the Effective Time (except for the policy period and provisions excluding coverage for wrongful acts occurring after the Effective Time).

Section 5.03.         Insurance Matters.

(a)           AbbVie acknowledges and agrees, on its own behalf and on behalf of each  of the AbbVie Subsidiaries, that, from and after the Effective Time, neither AbbVie nor any of the AbbVie Subsidiaries shall have any rights to or under any of Abbott’s or the Abbott Subsidiaries’ insurance policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of a member of AbbVie or any of the AbbVie Subsidiaries or as expressly provided in Section 4.06(f) or this Section 5.03 or in the Employee Matters Agreement.

(b)           Notwithstanding Section 5.03(a), from and after the Effective Time, with respect to any Liability incurred by AbbVie or any of the AbbVie Subsidiaries prior to the Effective Time, Abbott shall provide AbbVie with access to, and AbbVie may make claims under insurance policies purchased by Abbott if and to the extent that the terms of such policies provide such coverage to AbbVie or the AbbVie Subsidiaries, and subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and subject to the following additional conditions:

(i)            AbbVie shall report claims under such policies directly to the applicable insurance company, as promptly as practicable, and shall provide a copy of all such claim reports to the Corporate Risk Management Department of Abbott, and if Abbott disagrees with any matter covered in such reports, Abbott may notify the applicable insurance company, and shall provide a copy of such communication to the Corporate Risk Management Department of AbbVie;

(ii)           AbbVie shall exclusively bear and be responsible for (and Abbott shall have no obligation to repay or reimburse AbbVie or any of the AbbVie Subsidiaries for) and pay the applicable insurers as required under the applicable insurance policies for any and all costs as a result of having access to, or making claims under, any insurance provided pursuant to this Section 5.03(b), including any deductibles and self-insured retention associated with such claims, retrospective, retroactive or prospective premium adjustments associated with the applicable insurance policies, catastrophic coverage charges, overhead, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance costs, other related costs and claim payments, relating to all open, closed, re-opened claims covered by the applicable policies, whether such claims are made by AbbVie, its employees or Third Parties, and AbbVie shall indemnify, hold harmless and reimburse Abbott and the Abbott Subsidiaries for any deductibles and self-insured retention incurred by Abbott or the Abbott Subsidiaries to the extent resulting from any access to, any claims made by AbbVie or any of the AbbVie Subsidiaries under, any insurance provided pursuant to this Section 5.03(b), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by AbbVie, any AbbVie Subsidiary, their respective employees or Third Parties;

(iii)          AbbVie shall exclusively bear (and Abbott shall have no obligation to repay or reimburse AbbVie or any of the AbbVie Subsidiaries for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by AbbVie or any of the AbbVie Subsidiaries under the policies as provided for in this Section 5.03(b); and

(iv)          Neither AbbVie nor any AbbVie Subsidiary, in connection with making a claim under any insurance policy of Abbott or any Abbott Subsidiary pursuant to this Section 5.03(b), shall take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between Abbott or any Abbott Subsidiary, on the one hand, and the applicable insurance company, on the other hand; (B) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by Abbott or any Abbott Subsidiary under the applicable insurance policy; or (C) otherwise compromise, jeopardize or interfere with the rights of Abbott or any Abbott Subsidiary under the applicable insurance policy.

At all times, the Parties shall, and shall cause their respective Subsidiaries to, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c)           Any payments, costs and adjustments required pursuant to Section 5.03(b) shall be billed by Abbott, on behalf of itself and the Abbott Subsidiaries, to AbbVie on a monthly basis and AbbVie, on behalf of itself and the AbbVie Subsidiaries, shall pay such payments, costs and adjustments to Abbott within sixty (60) days from receipt of invoice.  If Abbott incurs costs to enforce AbbVie’s obligations under this Section 5.03, AbbVie agrees to indemnify Abbott for such enforcement costs, including reasonable attorneys’ fees.

(d)           At the Effective Time, AbbVie shall have in effect all insurance programs required to comply with AbbVie’s statutory and contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to the AbbVie Business.  Such insurance programs include general liability, commercial auto liability, workers’ compensation, employers liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, aircraft hull and liability, directors’ and officers’ liability, fiduciary liability and special accident.

(e)           AbbVie agrees, on its own behalf and on behalf of the AbbVie Subsidiaries, that, from the Effective Time until the sixth (6th) anniversary of the Effective Time, Abbott and the Abbott Subsidiaries shall be named as additional insureds or loss payee, whichever is appropriate, under any of AbbVie’s or the AbbVie Subsidiaries’ insurance policies in respect of any Abbott Liabilities arising out of the AbbVie Business or any wrongful acts or omissions prior to the Effective Time to the extent the applicable insurance carrier permits it.  AbbVie shall indemnify, hold harmless and reimburse Abbott and the Abbott Subsidiaries for any and all costs incurred by Abbott or the Abbott Subsidiaries to the extent resulting from any AbbVie’s or the AbbVie Subsidiaries’ insurance policies in which Abbott or any of the Abbott Subsidiaries are named as additional insureds, including any deductibles, self-insured retentions or uninsured losses.

(f)            Except as otherwise provided in Section 4.06(e), neither Abbott nor any of the Abbott Subsidiaries shall have any obligation to secure extended reporting for any claims under any of Abbott’s or the Abbott Subsidiaries’ claims-made or occurrence-reported liability policies for any acts or omissions by AbbVie or any AbbVie Subsidiary incurred prior to the Effective Time.

(g)           This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of either Abbott or any Abbott Subsidiary in respect of any of the Abbott insurance policies and programs or any other contract or policy of insurance.

Section 5.04.         Late Payments.  Except as provided in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

Section 5.05.         Treatment of Payments for Tax Purposes.  For all Tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Abbott to AbbVie or a distribution by AbbVie to Abbott, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 5.06.         Inducement.  AbbVie acknowledges and agrees that Abbott’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by AbbVie’s covenants and agreements in this Agreement and the Ancillary Agreements, including AbbVie’s assumption of the AbbVie Liabilities pursuant to the Separation and the provisions of this Agreement and AbbVie’s covenants and agreements contained in Article IV.

Section 5.07.         Post-Effective Time Conduct.  The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV, including Sections 4.02 and 4.03) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 5.08.         Licensed Patents.  The Parties have determined that certain Patents will need to be used by both Parties after the Separation and therefore wish to establish license terms with respect to such Patents.

(a)           Grant of Rights to Licensee.  Subject to the terms of the applicable section of Schedule 5.08(a)(i) through Schedule 5.08(vi) (each section of Licensed Patents set forth on each of Schedule 5.08(a)(i) through Schedule 5.08(vi), a “Licensed Patent Schedule”), on a Licensed Patent Schedule-by-Licensed Patent Schedule basis:

(i)            Abbott shall, and shall cause its Affiliates to (in each case to the extent each such Affiliate has granting rights), grant to AbbVie and its Affiliates a non-exclusive, perpetual, irrevocable, fully paid and royalty free right and license to make, have made, use, sell, have sold, offer for sale, or import under the Licensed Patents set forth on the applicable section of Schedule 5.08(a)(i) in the Territory in the Field-of-Use.

(ii)           Abbott shall, and shall cause its Affiliates to (in each case to the extent each such Affiliate has granting rights), grant to AbbVie and its Affiliates an exclusive, perpetual, irrevocable, fully paid and royalty free right and license to make, have made, use, sell, have sold, offer for sale or import under the Licensed Patents set forth on the applicable section of Schedule 5.08(a)(ii) in the Territory in the Field-of-Use.

(iii)          Abbott shall, and shall cause its Affiliates to (in each case to the extent each such Affiliate has granting rights), grant to AbbVie and its Affiliates a co-exclusive, perpetual, irrevocable, fully paid, royalty-free right and license to make, have made, use, sell, have sold, offer for sale or import under the Licensed Patents set forth on the applicable section of  Schedule 5.08(a)(iii) in the Territory in the Field-of-Use.

(iv)          AbbVie shall, and shall cause its Affiliates to (in each case to the extent each such Affiliate has granting rights), grant to Abbott and its Affiliates a non-exclusive, perpetual, irrevocable, fully paid and royalty free right and license to make, have made, use, sell, have sold, offer for sale, or import under the Licensed Patents set forth on the applicable section of Schedule 5.08(a)(iv) in the Territory in the Field-of-Use.

(v)           AbbVie shall, and shall cause its Affiliates to (in each case to the extent each such Affiliate has granting rights), grant to Abbott and its Affiliates an exclusive, perpetual, irrevocable, fully paid and royalty free right and license to make, have made, use, sell, have sold, offer for sale or import under the Licensed Patents set forth on the applicable section of Schedule 5.08(a)(v) in the Territory in the Field-of-Use.

(vi)          AbbVie shall, and shall cause its Affiliates to (in each case to the extent each such Affiliate has granting rights), grant to Abbott and its Affiliates a co-exclusive, perpetual, irrevocable, fully paid, royalty-free right and license to make, have made, use, sell, have sold, offer for sale or import under the Licensed Patents set forth on the applicable section of Schedule 5.08(a)(vi) in the Territory in the Field-of-Use.

(b)           Sublicense Rights.  Subject to the terms of a particular Licensed Patent Schedule, Licensee or its Affiliates may grant sublicenses under the licenses in Section 5.08(a) solely to (i) Third Parties conducting research and development for Licensee or its Affiliates, or (ii) bona fide Third Party collaborators, co-marketers, distributors or other commercial partners of Licensee or its Affiliates, in each case, only to the extent such sublicense is: (x) pursuant to a written agreement with Licensee or its Affiliates; and (y) reasonably necessary for and limited to the purpose of the research, development, collaboration, co-marketing, distribution or other similar arrangement with Licensee or its Affiliates in the applicable Field-of-Use (i.e., excluding Third Parties who have no significant relationship with Licensee or its Affiliates other than the sublicense arrangement).  Licensee shall provide Notice to Licensor of each sublicense granted hereunder, and shall provide Licensor with the name and address of each sublicensee and a description of the rights granted and the territory covered by each sublicensee; provided such  notice requirement does not apply to research agreements, clinical study agreements, investigator initiated studies, service agreements, manufacturing agreements, distribution agreements, promotion agreements and the like that may contain a limited express or implied sublicense to perform the research, study, services or other activities that are the subject of said agreement.

(c)           Sale of Business.  To the extent Licensee sells, divests or otherwise transfers to a Third Party an entire product line, Affiliate, division or other business unit (“Sold Business”) in a transaction that does not constitute a Change of Control of Licensee, and: (i) the activities of the Sold Business, but for the license granted under this Section 5.08, would infringe a claim of a Licensed Patent at the time of the sale or other transfer; and (ii) Licensee maintains a business that, but for the license granted under this Section 5.08, would infringe such Licensed Patent at the time of such sale, divestiture or other transfer (the “Maintained Business”), then Licensor shall grant to Licensee the right to grant to the Third Party acquiring such Sold Business a non-exclusive sublicense to said Licensed Patent, subject to the terms and conditions of this Section 5.08 and the applicable Licensed Patent Schedule, and only to the extent the activities of the Sold Business would be infringing such Licensed Patent, but for the foregoing license, at the time of such sale, divestiture or other transfer.  Upon any such sale, divesture or other transfer involving a sublicense grant as contemplated by this Section 5.08(c), Licensee shall provide a Notice to Licensor setting forth the name and address of each such Third Party.  In the event Licensee sells, divests or otherwise transfers substantially all of the business related to such Licensed Patent, or engages in a Change of Control, then the rights of the Third Party acquiring such Sold Business shall be determined in accordance with Section 9.03.

(d)           Obligations with Respect to Affiliates.  To the extent that any Affiliate of Licensee exercises any rights or obligations of Licensee under this Section 5.08, Licensee shall ensure that such Affiliate exercises such rights and obligations in a manner consistent with, and subject to the applicable provisions of, this Section 5.08.

(e)           Rights in Bankruptcy.  All Licensed Patents and licenses granted under or pursuant to this Section 5.08 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that each of them as a Licensee of such rights under this Section 5.08, as applicable, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it: (i) upon the subject Party’s receipt of a Notice from the non-subject Party requesting such information, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Section 5.08; or (ii) if not delivered under clause (i) above, following the rejection of this Section 5.08 by or on behalf of the subject Party upon receipt of a Notice from the non-subject Party requesting such information.

(f)            Prosecution, Maintenance and Enforcement of Patent Rights.  Unless otherwise set forth in a Licensed Patent Schedule, Licensor shall have the sole right, but not the obligation, to prepare, file, prosecute, maintain, enforce and defend the Licensed Patents at Licensor’s sole cost and expense.

(g)           Inventor Remuneration.  If, in respect of an invention underlying a Licensed Patent, any payment is owed from or after the Effective Time by Licensor or  Licensee to any current or former employee who is, under the Law of any jurisdiction, entitled to such payment as a remuneration of such employee’s contribution to the invention (an “Employee Inventor Remuneration Entitlement”), the following shall apply:

(i)            If and to the extent that the actions or events that give rise to an Employee Inventor Remuneration Entitlement are related exclusively to Licensee, Licensee shall indemnify and hold harmless Licensor from and against the Employee Inventor Remuneration Entitlements resulting from such actions or events.  If and to the extent that the actions or events that give rise to an Employee Inventor Remuneration Entitlement are related exclusively to Licensor, Licensor shall indemnify and hold harmless Licensee from and against the Employee Inventor Remuneration Entitlements resulting from such actions and events.  If and to the extent that the actions or events that give rise to an Employee Inventor Remuneration Entitlement are related both to Licensee and Licensor, then the Party who is not legally obligated to pay the Employee Inventor Remuneration Entitlements shall indemnify and hold harmless the other Party from and against the Employee Inventor Remuneration Entitlements resulting from such actions or events on a pro rata basis, taking into account the relative benefit from such actions and events to the Party not legally obligated to pay the Employee Inventor Remuneration Entitlements,

(ii)           If the determination, adjustment, adaption or other assessment of an Employee Inventor Remuneration Entitlement is, or becomes after the Effective Time, the subject matter of: (x) any Proceeding; (y) any consultations, negotiations or agreement with the relevant employee or a body of employees; or (z) a unilateral decision of a Party (each of (x) through (z), including any appeals, a “Remuneration Assessment”), the Parties shall cooperate with respect to such Remuneration Assessment in good faith.  The Party against which a Remuneration Assessment is made shall: (A) provide Notice to the other Party about, and offer the other Party reasonable opportunity to participate in, the Remuneration Assessment; (B) take the other Party’s reasonable comments and requests into due consideration; and (C) refrain from acknowledging or settling, agreeing to or unilaterally deciding on the relevant Employee Inventor Remuneration Entitlement without the other Party’s prior written consent (which consent shall not be unreasonably delayed, conditioned or withheld).

(iii)          Each Party shall provide the other Party with any information about the commercial exploitation of the relevant Licensed Patent, including any payments or other economic benefits received from such exploitation, by the Party and its Subsidiaries reasonably requested by the other Party for any determination under subsections (i) and (ii) above.

(h)           License Term.  Each license granted pursuant to this Section 5.08 shall be effective as of the Effective Time and shall continue in full force and effect until the earlier of: (i) on a Licensed Patent Schedule-by-Licensed Patent Schedule basis, the expiration of the last to expire of the Licensed Patents on such Licensed Patent Schedule; (ii) the execution and delivery by each of the Parties of a written agreement terminating such license; or (iii) with respect to any Licensed Patent Schedule, delivery of a Notice by Licensee to Licensor terminating the licenses provided for in such Licensed Patent Schedule.  The provisions of Section 5.08(e) and Section 5.08(g) shall survive the expiration or termination of the applicable licenses granted pursuant to this Section 5.08 and shall remain in full force and effect thereafter.

Section 5.09.         Non-Compete.  During the period commencing on the Distribution Date and ending on the tenth (10th) anniversary of the Distribution Date (or, if not enforceable for such period in any country under the antitrust/competition laws of such country, for such period as will be enforceable in such country under the antitrust/competition laws of such country) (the “Non-Compete Period”), except as otherwise expressly contemplated in this Agreement or the International Transition Period Agreements, Abbott and the Abbott Subsidiaries shall not, directly or indirectly, engage in the business of discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling  anywhere in the world any anti-TNF antibody, JAK inhibitor or IL-12 inhibitor (the “Competitive Business”); provided, however, that this Section 5.09 shall not prevent Abbott or any of the Abbott Subsidiaries from (i) discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling any medical device that is sold separately by Abbott or any Abbott Subsidiary and is used in conjunction with and is ancillary to an anti-TNF antibody, JAK inhibitor or IL-12 inhibitor (e.g., a syringe), or any diagnostic product; (ii) purchasing or acquiring, or being the holder or beneficial owner for passive investment purposes of, equity securities of a Person that, directly or indirectly, engages in the Competitive Business; provided that, in the case of this clause (ii), the aggregate holdings of Abbott and the Abbott Subsidiaries of such equity securities in such Person during the Non-Compete Period shall not exceed five percent (5%) of the outstanding equity securities of such Person; or (iii) purchasing or acquiring (whether by merger, an asset, stock or equity acquisition or otherwise), and thereafter being the holder or beneficial owner of, at least a majority of the equity securities or consolidated assets of a Person that, directly or indirectly, engages in the Competitive Business; provided that, in the case of this clause (iii), Abbott shall cause such Person, as promptly as practicable following such purchase or acquisition (and in no event later than 12 months after such purchase or acquisition), to cease engaging in the Competitive Business during the Non-Compete Period, whether by divestiture or otherwise, for as long as such Person shall remain an Abbott Subsidiary.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01.         Agreement for Exchange of Information; Archives.

(a)           Exchange of Information.  Except as otherwise provided in any Ancillary Agreement, each of Abbott and AbbVie, on behalf of itself and its respective Subsidiaries and Affiliates, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of its Subsidiaries to the extent that (i) such Information relates to the AbbVie Business, or any AbbVie Asset or AbbVie Liability, if AbbVie is the requesting Party, or to the Abbott Business, or any Abbott Assets or Abbott Liability, if Abbott is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing Information pursuant to this Section 6.01(a) shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.01(a) shall expand the obligations of the Parties under Section 6.03.

(b)           Access to Specified Information.  Without limiting the generality of the foregoing, until the first AbbVie fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each of Abbott and AbbVie to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each of Abbott and AbbVie shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(c)           Compensation for Providing Information.  The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating,

gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information).  Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 6.02.         Ownership of Information.  The provision of any Information pursuant to Section 6.01 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute the grant of rights in or to any such Information.

Section 6.03.         Stored Records.

(a)           The Parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the Parties, and that following the Effective Time, each Party will have some of the Tangible Information of the other Party stored at internal or Third Party records storage locations (each, a “Records Facility”).  Tangible Information held in a Records Facility maintained or arranged for by the Party other than the Party that owns such Tangible Information is referred to as “Stored Records”.  The Party that maintains the Records Facility where Stored Records are held is referred to as the “Custodial Party” and the Party that owns the Stored Records held in the other Party’s Records Facility is referred to as the “Non-Custodial Party”.

(b)           Each Party shall use commercially reasonable efforts: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 6.03 and of Schedule 6.03; and (ii) to comply with the requirements of any “Litigation Hold” that relates to Stored Records as to which it is the Custodial Party that relate to (x) any Proceeding that is pending as of the Effective Time; or (y) any Proceeding that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a Notice of the applicable “Litigation Hold” from the Non-Custodial Party.

Section 6.04.         Limitations of Liability.  Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such Information.  Neither Party shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of this Article VI.

Section 6.05.         Other Agreements Providing for Exchange of Information.

(a)           The rights and obligations set forth under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b)           Either Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting Party.

(c)           When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 6.03) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information, certify to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

Section 6.06.         Production of Witnesses; Records; Cooperation.  The Parties acknowledge that, from time to time after the Effective Time, a Party may desire cooperation, including the provision of information and witnesses in connection with a Proceeding.  The Parties agree that such matters shall be addressed as set forth in Schedule 6.06.

Section 6.07.         Privileged Matters.

(a)           The Parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time have been and shall be rendered for the collective benefit of the Parties and their respective Subsidiaries, and that each Party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.

(b)           The Parties agree as follows:

(i)            Abbott shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Abbott Business, whether or not the Privileged Information is in the possession or under the control of Abbott or an Abbott Subsidiary or AbbVie or an AbbVie Subsidiary.  Abbott shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Abbott Liabilities resulting from any Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of Abbott or an Abbott Subsidiary or AbbVie or an AbbVie Subsidiary.

(ii)           AbbVie shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the AbbVie Business, whether or not the Privileged Information is in the possession or under the control of AbbVie or an AbbVie Subsidiary or Abbott or an Abbott Subsidiary.  AbbVie shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any AbbVie Liabilities resulting from any Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of AbbVie or an AbbVie Subsidiary or Abbott or an Abbott Subsidiary.

(iii)          If Abbott and AbbVie do not agree as to whether certain Information is Privileged Information, then the Information shall be treated as Privileged Information, and the Party who believes such Information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree.  The Parties shall utilize the procedures set forth in Article VII to resolve any disputes as to whether any Information relates solely to the Abbott Business, solely to the AbbVie Business, or to both the Abbott Business and the AbbVie Business.

(c)           Subject to Sections 6.07(d) and 6.07(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 6.07(b) and all privileges and immunities relating to any Proceedings or other matters that involve both Parties (or one or more of their respective Subsidiaries) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)           If any dispute arises between Abbott and AbbVie, or any of their respective Subsidiaries, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or their respective Subsidiaries, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e)           Upon receipt by AbbVie or by any of the AbbVie Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Abbott or any of the Abbott Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if AbbVie obtains knowledge that any of its, or the AbbVie Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, AbbVie shall promptly provide Notice to Abbott of the existence of the request (which Notice shall be delivered to Abbott no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide Abbott a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 6.07 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f)            Upon receipt by Abbott or by any of the Abbott Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which AbbVie or any of the AbbVie Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Abbott obtains knowledge that any of its, or the Abbott Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Abbott shall promptly provide Notice to AbbVie of the existence of the request (which Notice shall be delivered to AbbVie no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide AbbVie a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 6.07 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)           Any furnishing of, or access to, Information pursuant to this Agreement is made in reliance on the agreement of Abbott and AbbVie set forth in this Section 6.07 and in Section 6.08 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities.  The Parties further agree that (i) the exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the privilege or immunity.

(h)           In furtherance of, and without limitation to, the Parties’ agreement under this Section 6.07, Abbott and AbbVie shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 6.08.         Confidentiality.

(a)           Confidentiality.  From and after the Effective Time, subject to Section 6.09 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, Abbott, on behalf of itself and each of the Abbott Subsidiaries, and AbbVie, on behalf of itself and each of the AbbVie Subsidiaries, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, with at least the same degree of care that applies to Abbott’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential and proprietary information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been:  (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information; or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential information of the other Party or any of its Subsidiaries.  If any confidential and proprietary information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)           No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.08(a) to any other Person, except its Representatives who need to know such information in their capacities as such, and except in compliance with Section 6.09.  Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement shall be subject to the provisions of Section 6.03.

(c)           Third-Party Information; Privacy or Data Protection Laws.  Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws.  As may be provided in more detail in an applicable Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

Section 6.09.         Protective Arrangements.  In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any confidential or proprietary information of the other Party (other than with respect to any such information furnished pursuant to the provisions of Sections 6.01 through 6.07), as applicable, that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with Notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense.  In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.01.         Disputes.

(a)           Alternative Dispute Resolution Procedures.  The Parties acknowledge that, from time to time after the Effective Time, a controversy, dispute or claim (a “Dispute”) may arise relating to either Party’s rights or obligations under this Agreement or any Ancillary Agreement.  The Parties agree that any such Dispute (whether arising in contract, tort or otherwise) arising out of or relating in any way to this Agreement or any Ancillary Agreement (including regarding whether any Assets are AbbVie Assets, any Liabilities are AbbVie Liabilities or the interpretation or validity of this Agreement) shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Section 7.01 and in Schedule 7.01, the result of which shall be binding upon the Parties.

(i)            Notices.  Prior to initiating an ADR proceeding, a Party first must send Notice to the other Party (A) describing the Dispute; and (B) requesting attempted resolution of the Dispute by good faith negotiations in accordance with Section 7.01(a)(ii).

(ii)           Negotiations.  The CEOs or Presidents of each Party shall designate a group of no more than three individuals (with representatives of each Party’s respective counsel not counting against such three individual limit), to participate in good faith negotiations with a like group designated by the other Party aimed at resolving the Dispute.  The respective groups shall meet in person to conduct good faith negotiations during the twenty-one (21) day period following receipt of the Notice (such period, as it may be extended by mutual written consent, being the “Designees Discussion Period”).  By mutual written consent, the Parties may extend the period for conducting such negotiations.  If the Parties fail to resolve the Dispute within the Designees Discussion Period, then the CEOs or Presidents of each Party shall review such Dispute, and shall conduct good faith negotiations with respect to such Dispute within the fourteen (14) days following the end of the Designees Discussion Period. If the Dispute is not resolved within fourteen (14) days after the end of the Designees Discussion Period, and the fourteen (14) day period is not extended by mutual written consent, either Party may initiate an ADR proceeding as provided in Schedule 7.01.

(b)           Continuation of Services and Commitments.  Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Subsidiaries to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such Agreements during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters related to such Dispute.

ARTICLE VIII

TERMINATION

Section 8.01.         Termination.  This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Abbott without the approval of any Person, including AbbVie.  In the event of such termination, this Agreement shall become null and void and no Party, nor any of its directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

ARTICLE IX

MISCELLANEOUS

Section 9.01.         Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)           Counterparts.  This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b)           Entire Agreement.  This Agreement, the Ancillary Agreements and the exhibits, schedules and annexes hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  It is the intention of the Parties that the Conveyance and Assumption Instruments shall be consistent with the terms of this Agreement and the other Ancillary Agreements.  In the event of any conflict between the Conveyance and Assumption Instruments and this Agreement, the provisions of this Agreement shall control.  The Parties agree that the Conveyance and Assumption Instruments are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of Abbott, any Abbott Subsidiary, AbbVie or any AbbVie Subsidiary from those contained in this Agreement and the other Ancillary Agreements.

(c)           Corporate Power.  Abbott represents on behalf of itself and, to the extent applicable, each Abbott Subsidiary and AbbVie represents on behalf of itself and, to the extent applicable, each AbbVie Subsidiary as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)           this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)           Signatures and Delivery.  Each Party acknowledges that it and the other Party may execute this Agreement and any Ancillary Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement.  Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Agreement and Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.02.         Governing Law.  This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.03.         Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or the other parties thereto.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement or in a Licensed Patent Schedule): (a) in whole in connection with a Change of Control of a Party; or (b) in part, on a Licensed Patent-by-Licensed Patent basis, in connection with the sale, transfer or other divestiture of a Sold Business by a Party (but only to the extent the partially assigned license rights are reasonably related to and necessary for such Sold Business), in either case, so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a Change of Control.

Section 9.04.         Third Party Beneficiaries.  Except (a) for the indemnification rights under this Agreement of an Abbott Indemnitee or AbbVie Indemnitee in their respective capacities as such under Article IV; (b) for the releases under Section 4.01 of any Person provided therein;

and (c) to the extent otherwise provided in Section 4.06(f), (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, any rights or remedies hereunder; and (ii) there are no other third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 9.05.         Notices.  All Notices and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to Abbott:

Abbott Laboratories
100 Abbott Park Road
Building AP6D, Dept. 364
Abbott Park, Illinois  60064-6020
Attn:  General Counsel
Facsimile:  (847) 938-6277

If to AbbVie:

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
Attn:  General Counsel
Facsimile:  (847) 935-3294

Either Party may, by Notice to the other Party, change the address to which such Notices are to be given.

Section 9.06.         Severability.  In the event that any one or more of the terms or provisions of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any Ancillary Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement (or the applicable Ancillary Agreement) which, insofar as practicable, implement the purposes and intent of the Parties.  Any term or provision of this Agreement or any Ancillary Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.  To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 9.07.         Force Majeure.  Neither Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or any Ancillary Agreement as soon as reasonably practicable.

Section 9.08.         No Set Off.  Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement or any Ancillary Agreement.

Section 9.09.         Responsibility for Expenses.

(a)           Expenses Incurred on or Prior to the Effective Time.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Registration Statement, the plan of Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Abbott.

(b)           Expenses Incurred or Accrued After the Effective Time.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Time; provided that: (i) any costs and expenses incurred in obtaining any Consent or novation from a Third Party in connection with the assignment to and assumption by a Party or its Subsidiary of any contracts, commitments or understandings in connection with the Separation shall be borne by the Party or its Subsidiary to which such contract, commitment or understanding is being assigned; and (ii) the Parties intend that ongoing cost obligations that each may have (x) as a provider of services under either the U.S. Transition Services Agreement or an International Transition Period Agreement following termination of such services, and (y)

in connection with overhead absorption and spending variances at certain pharmaceutical manufacturing facilities, shall be shared for a period of time, on terms to be agreed from time to time between the Parties.

Section 9.10.         Headings.  The Article, Section and Paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 9.11.         Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants and other agreements contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 9.12.         Subsidiaries.  Abbott shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an Abbott Subsidiary and AbbVie shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an AbbVie Subsidiary.

Section 9.13.         Waivers of Default.  Waiver by either Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 9.14.         Amendments.  No provisions of this Agreement or any Ancillary Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties or their relevant Subsidiaries, as the case may be.  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party or relevant Subsidiary against whom it is sought to be enforced.

Section 9.15.         Interpretation.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement.  Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement or any Ancillary Agreement shall be deemed to refer to this Agreement or such Ancillary Agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified.  References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms.  If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 9.16.         Public Announcements.  From and after the Effective Time, Abbott and AbbVie shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) as otherwise set forth on Schedule 9.16.

Section 9.17.         Specific Performance.  Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or the Ancillary Agreements, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Proceeding for specific performance that a remedy at Law would be adequate is waived.

Section 9.18.         Mutual Drafting.  This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ABBOTT LABORATORIES			ABBVIE INC.

By:	/s/ Miles D. White		By:	/s/ Richard A. Gonzalez
	Name:	Miles D. White		Name:	Richard A. Gonzalez
	Title:	Chairman of the Board and Chief Executive Officer		Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]